Exhibit 10.15

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

RESEARCH LICENSE AND OPTION AGREEMENT

This Research License and Option Agreement (“Agreement”) is effective as of June 17, 2020 (“Effective Date”) made by and between CODIAK BIOSCIENCES, INC. a Delaware corporation having offices at 35 CambridgePark Drive, Suite 500, Cambridge, MA 02140 (“Codiak”), and SAREPTA THERAPEUTICS, INC., a Delaware corporation having offices at 215 First Street, Cambridge, MA 02142 (“Sarepta”). Each of Codiak and Sarepta may be referred to in this Agreement individually as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, Sarepta is a biopharmaceutical company focusing on developing innovative therapeutics for people affected by rare genetic disorders;

WHEREAS, Codiak owns or controls certain exosome-related technology and intellectual property;

WHEREAS, Codiak and Sarepta entered into that certain Joint Research and Evaluation Agreement, dated September 5, 2019, as amended on December 16, 2019 (the “Evaluation Agreement”);

WHEREAS, the research program contemplated by this Agreement is of mutual interest to Sarepta and Codiak because the Parties would like to continue to evaluate a potential future clinical development and commercial licensing relationship and accordingly, the Parties plan to conduct the research activities described herein;

WHEREAS, the outcome of the research activities conducted under this Agreement will inform whether the Parties enter into such a future licensing relationship; and

WHEREAS, Codiak desires to grant Sarepta certain exclusive options for Sarepta to obtain certain exclusive development and commercialization licenses from Codiak.

NOW, THEREFORE, the Parties hereby agree as follows:

AGREEMENT

1.	Definitions

1.1.	“Acquiree” has the meaning set forth in Section 5.7.3(b).

1.2.	“Acquiror” has the meaning set forth in Section 5.7.3(a).

1.3.	“Additional Research Targets” means [***].

1.4.	“Additional Research Report” has the meaning set forth in Section 2.12 (Additional Research).

1.5.

“Affiliate” means, with respect to a Person, any other Person, directly or indirectly through one or more intermediaries, controlled by, controlling, or under common control with such Person, whether now or in the future (but only for so long as such control continues), with “control” meaning (a) direct or indirect beneficial ownership of more than 50% of the voting stock or other ownership interest of, or more than 50% interest in the income of, the applicable Person, or (b) the possession, directly or indirectly, of the power to direct the management or policies of the applicable Person, whether through the ownership of voting securities or other equity rights, by contract relating to voting rights or corporate governance, or otherwise

1.6.	“Agreement” has the meaning set forth in the preamble.

1.7.	“Alliance Manager” has the meaning set forth in Section 3.1 (Alliance Managers).

1.8.

“Allowable Overruns” means, for a given Calendar Year, any FTE Costs or Out-of-Pocket Costs incurred by or on behalf of Codiak in the performance of the Codiak Research Activities under the Research Plan that (a) are not attributable to any breach of this Agreement by Codiak and (b) are in excess of the aggregate amount budgeted for such Research Activities in the Research Budget for such Calendar Year by an amount not to exceed [***] of the amount budgeted for such activities in such period under the Research Budget.

1.9.

“Applicable Laws” means all applicable any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Governmental Authority, including for clarity any applicable rules, regulations, guidances, and other requirements of any Regulatory Authority that may be in effect from time to time, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.10.	“Arbitration Notice” has the meaning set forth in Section 7.5.2 (Arbitration Notice).

1.11.	“Arbitrators” has the meaning set forth in Section 7.5.3 (Selection of Arbitrators).

1.12.	“Bankrupt Party” has the meaning set forth in Section 5.5 (Bankruptcy).

1.13.	“Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States.

1.14.

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as well as any regulations promulgated pursuant thereto, including 37 C.F.R. Part 401, and any successor statutes or regulations.

1.15.	“Breach Inventions” has the meaning set forth in Section 6.1.11 (Breach Inventions).

1.16.	“Breaching Party” has the meaning set forth in Section 11.3.1 (Material Breach).

1.17.	“Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in Boston, Massachusetts.

1.18.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.19.	“Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.

1.20.

“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) any merger, consolidation, recapitalization, or reorganization of such Party is consummated that results in all of the shareholders or equity holders of such Party immediately prior to such transaction owning less than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve any plan of complete liquidation of such Party, in each case, through one or more related transactions, other than to an Affiliate or pursuant to one or more related transactions that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (d) the sale or transfer to any Third Party, in one or more related transactions, of all or substantially all of such Party’s consolidated assets taken as a whole. Notwithstanding the foregoing, a Change of Control will not include a transaction primarily for the purpose of raising capital, whether through public offering, private equity financing, debt financing, or otherwise.

1.21.	“Clinical Trial” means any clinical trial in humans that is designed to generate data in support or maintenance of an IND or MAA, or other similar marketing application.

1.22.	“CMO” has the meaning set forth in Section 4.1 (Codiak Supply Obligations).

1.23.	“Codiak” has the meaning set forth in the preamble.

1.24.	“Codiak Indemnitees” has the meaning set forth in Section 12.2 (Indemnification by Sarepta).

1.25.	“Codiak Licensed Know-How” means [***].

1.26.	“Codiak Licensed Patent Rights” means [***].

1.27.	“Codiak Licensed Technology” means [***].

1.28.	“Codiak Manufacturing Activities” has the meaning set forth in Section 4.1 (Codiak Supply Obligations).

1.29.

“Codiak Materials” means the Exosomes, exoASOs, cells, assays, compounds, payloads, and products, and all other relevant reagents, in each case, provided by Codiak for use in the performance of activities under any Research Plan, but expressly excluding all Loaded Constructs.

1.30.	“Codiak Owned Research Know-How” means the [***].

1.31.	“Codiak Owned Research Patent Rights” means the [***].

1.32.	“Codiak Owned Research Technology” means the [***].

1.33.	“Codiak Platform Research Know-How” means [***].

1.34.	“Codiak Platform Research Patent Rights” means [***].

1.35.	“Codiak Proprietary Payload” means [***].

1.36.	“Codiak Proprietary Platform” means [***].

1.37.	“Codiak Research Activities” has the meaning set forth in Section 2.4 (Codiak Research Activities).

1.38.	“Codiak Sole Research Know-How” means [***].

1.39.	“Codiak Sole Research Patent Right” means [***].

1.40.	“Collaboration Agreement” has the meaning set forth in Section 7.4 (Option Exercise; Execution of Collaboration Agreement).

1.41.	“Collaboration Agreement Arbitration Draft” has the meaning set forth in Section 7.5.1 (Arbitration Drafts).

1.42.	“Collaboration Agreement Term Sheet” means the terms of the Collaboration Agreement set forth in Schedule 1.42.

1.43.

“Commercialize” or “Commercialization” means with respect to any product, any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, import, export, offering for sale, and sale of such product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such product regarding the foregoing, including seeking and maintaining any required Pricing Approval, but excluding any activities directed to Manufacturing, Development, or Medical Affairs. “Commercializing,” and “Commercialized” will be construed accordingly.

1.44.	“Committee” means the JRC or any joint subcommittee established by the JRC, as applicable.

1.45.	“Competing Program” has the meaning set forth in Section 5.7.3 (New Affiliate Exception).

1.46.	“Confidential Information” has the meaning set forth in Section 9.1 (Confidential Information).

1.47.	“Confidentiality Agreement” has the meaning set forth in Section 9.2 (Duty of Confidence).

1.48.

“Control”, “Controls,” or “Controlled by” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of (a) with respect to any tangible Know-How (including materials), the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Materials, intangible Know-How, or other Intellectual Property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Materials, intangible Know-How or other Intellectual Property on the terms set forth herein, or (c) with respect to any product or material, the possession by a Party or its Affiliates of the ability (whether by sole or joint ownership, license, or otherwise, other than pursuant to the licenses granted under this Agreement) to grant an exclusive (or non-exclusive, as applicable) license or sublicense of (i) Patent Rights that Cover such product or material or (ii) Know-How that is used in connection with, the Exploitation of such product or material, in each case ((a), (b) and (c)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense.

Notwithstanding any provision to the contrary set forth in this Agreement, a Party and its Affiliates will not be deemed to “Control” any Know-How, Patent Rights, Regulatory Approvals, Regulatory Materials, or other Intellectual Property that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party after the Effective Date as a result of such Change of Control unless (A) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Know-How, Patent Rights, Regulatory Approvals, Regulatory Materials, or other Intellectual Property, (B) any such Know-How, Patent Rights, Regulatory Approvals, Regulatory Materials, or other Intellectual Property arise from participation by employees or consultants of such Third Party in any Research Activities after such Change of Control, or (C) the Know-How, Patent Rights, Regulatory Approvals, Regulatory Materials, or other Intellectual Property owned or in-licensed by such Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, such acquired Party or any of its Affiliates uses any such Know-How, Materials, Patent Rights, Regulatory Approvals, Regulatory Materials, or other Intellectual Property in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((A) through (C)), such Know-How, Patent Rights, Regulatory Approvals, Regulatory Materials, or other Intellectual Property will be “Controlled” by such Party for purposes of this Agreement.

1.49.

“Cover,” “Covering,” or “Covered” means, with respect to a particular subject matter at issue and a relevant Patent Right, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent Right.

1.50.	“CREATE Act” means the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3).

1.51.

“Deliverables” means any and all deliverables, including the research reports prepared and shared by the Parties under Section 2.6.2 (Research Reports), to be generated or provided by one Party to the other Party in connection with the performance of the Research Activities, as specified in the Research Plan.

1.52.

“Develop” or “Development” means, with respect to any product, any and all internal and external research, development and regulatory activities regarding such product, including (a) research, process development, non-clinical testing, non-clinical activities, pre-clinical testing, toxicology, pre-clinical activities, GLP toxicity studies, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of such product, but excluding any activities directed to Manufacturing, Medical Affairs, or Commercialization. Development will include development and regulatory activities for additional forms, formulations or indications for a product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such region). “Developing,” and “Developed” will be construed accordingly.

1.53.	“Disclosing Party” has the meaning set forth in Section 9.1 (Confidential Information).

1.54.	“Dispute” has the meaning set forth in Section 13.9.1 (Exclusive Dispute Resolution Mechanism).

1.55.	“Divestiture Period” has the meaning set forth in Section 5.7.3(b).

1.56.	[***] means [***].

1.57.	“Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.

1.58.	“Effective Date” has the meaning set forth in the preamble.

1.59.	“EMA” means the European Medicines Agency and any successor governmental authority having substantially the same function.

1.60.	“Evaluation Agreement” has the meaning set forth in the Recitals.

1.61.

“Executive Officers” means, for Codiak, the Chief Executive Officer of Codiak or his/her designee, and for Sarepta, the Chief Executive Officer of Sarepta or his/her designee, provided, in each case, that such person is not a member of the JRC at the time that the applicable dispute arises.

1.62.	“exoASO” means any exosome linked or otherwise connected to an antisense oligonucleotide (but not, for clarity, a PMO).

1.63.

“Exosome” means a biological vesicle that is produced by any cell, including any eukaryotic cell, and that is characterized by a lipid-rich membrane enclosing an inner volume. Exosomes are produced by cells via, for example, but not limited to, export from the multivesicular body or through direct budding of the plasma membrane, including vesicles that are naturally produced by cells or caused to be produced by cells through direct or indirect synthetic manipulation.

1.64.

“Exploit” means Develop, have Developed, make, have made, use, have used, perform Medical Affairs, have performed Medical Affairs, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit. “Exploitation” and “Exploiting” will be construed accordingly.

1.65.	“FDA” means the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.66.

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time-to-time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.67.	“Field” means the diagnosis, prevention, treatment, or cure of all human disease.

1.68.	“Force Majeure” has the meaning set forth in Section 13.3 (Force Majeure).

1.69.	[***] means the [***].

1.70.

“FTE” means the equivalent of a full-time individual’s work for a 12-month period ([***]) of scientific or technical work carried out by one or more duly qualified employees of a given Party. In the case that any full-time individual works partially on activities under this Agreement and partially on other work in a given year, then the full-time equivalent to be attributed to such individual’s work hereunder will be equal to the percentage of such individual’s total work time in such year that such individual spent working on such activities under this Agreement. In no event will any one individual be counted as more than one FTE. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g. time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.71.

“FTE Costs” means, with respect to a Calendar Quarter, the FTE Rate times the number of FTEs, or portion thereof, actually utilized in performing activities under a Research Plan during such Calendar Quarter.

1.72.

“FTE Rate” means an initial rate of [***] per FTE per year; provided that commencing with the Calendar Year that begins on January 1, 2022, such rate will be adjusted and will be the prior year’s rate, increased or decreased [***]. For the avoidance of doubt, such FTE Rate will be the fully-burdened rate and is intended to cover the cost of salaries, benefits, infrastructure costs, travel, general laboratory or office supplies, postage, insurance, training, and all other general expenses and overhead items. Notwithstanding the foregoing, for any Calendar Year during the Term that is less than a full year, the above referenced rate will be proportionately reduced to reflect such portion of such full Calendar Year.

1.73.

“GCP” means the then-current good clinical practice standards for Clinical Trials for pharmaceuticals or diagnostics (as applicable), as set forth in the United States Food, Drug and Cosmetic Act, as amended from time to time, or other Applicable Law, and such standards of good clinical practice as are required by the Regulatory Authorities of the European Union and other countries for which the applicable product is intended to be developed, to the extent such standards are not less stringent than United States GCP.

1.74.

“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58 or the successor thereto, or comparable regulatory standards in jurisdictions outside the United States.

1.75.

“GMP” or “cGMP” means current good manufacturing practices as specified in 21 C.F.R. Parts 11, 210 and 211, ICH Guideline Q7A, or equivalent laws, rules or regulations of an applicable Regulatory Authority at the time of manufacture.

1.76.

“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof, or (c) any arbitral or supranational body.

1.77.

“IND” means an Investigational New Drug application, Clinical Trial Application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.78.	“Indemnified Party” has the meaning set forth in Section 12.3.1 (Notice).

1.79.	“Indemnifying Party” has the meaning set forth in Section 12.3.1 (Notice).

1.80.	“Independent Targeting Moiety” means [***].

1.81.	“Infringement” has the meaning set forth in Section 6.3.1 (Notification).

1.82.	“Infringement Action” has the meaning set forth in Section 6.3.2 (Right to Enforce Sarepta Research Patent Rights).

1.83.	“Initial Research Target” means [***].

1.84.	“Intellectual Property” means [***].

1.85.

“Invention” means any invention, discovery, improvement, modification, process, method, assay, design, protocol, formula, data, know-how or trade secret, whether patentable, copyrightable or otherwise, that is discovered, generated, conceived, or reduced to practice by or on behalf of a Party or its Affiliate or Subcontractor in the performance of activities under the Research Plan or otherwise under this Agreement.

1.86.	“Jointly Invented Research Know-How” means [***].

1.87.	“Jointly Invented Research Patent Rights” means [***].

1.88.	“Jointly Owned Research Know-How” means the [***].

1.89.	“Jointly Owned Research Patent Rights” means the [***].

1.90.	“Jointly Owned Research Technology” means [***].

1.91.	“JRC” has the meaning set forth in Section 3.2.1 (Formation and Purpose of the JRC).

1.92.

“Know-How” means any invention, conception, discovery, creation, improvement, or modification, whether or not patentable, including processes, methods, formulas, technical information, materials, compositions, formulas, skills, ideas, designs, drawings, procedures, biological materials, assays, compounds, techniques, computer software and documentation, specifications, results, Research Results, data and know-how (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data, and know-how, including study designs and protocols), in written, electronic, or any other form, including all laboratory notebooks and other written materials containing or comprising the same; provided that Know-How does not include Patent Rights.

1.93.	[***] means [***].

1.94.	“Liabilities” has the meaning set forth in Section 12.1 (Indemnification by Codiak).

1.95.	“Loaded Construct” means [***].

1.96.	“Loaded Construct Research Know-How” means [***].

1.97.	“Loaded Construct Research Patent Rights” means [***].

1.98.	“Losses” means liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses).

1.99.

“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development, Commercialization, or Medical Affairs. “Manufacturing” will be construed accordingly.

1.100.	“Manufacturing Costs” means, with respect to any Materials, the consolidated fully burdened manufacturing cost in accordance with GAAP consistently applied, which will be the sum of:

1.100.1.

“cost of goods” including the actual costs of materials, direct labor, ordinary course quality assurance costs, stability testing cost, characterization testing, quality control, costs of engineering runs to support GMP production, release testing of drug substance and drug product, equipment maintenance costs, (if applicable) conversion of bulk drug substance to drug product and final preparation of drug product, and other costs variable with production, scale-up expenses, customs and duty and charges levied by Governmental Authorities, costs of packaging, failed lot charges in the ordinary course of production, costs of freight into or between Manufacturing sites, plus a reasonable allocation of the Manufacturing site’s fixed overhead consistent with the applicable Party’s costing methodology, including depreciation for capital expenditures for equipment (but not other capital expenses), in each case, to the extent specifically allocable to any Materials (or components of the foregoing), which will be calculated in accordance with GAAP; provided that any such allocation will be made on the basis of standard operating capacity operation of the relevant facility and in any event will exclude any costs and charges related to unused manufacturing capacity and allocation of general corporate overhead; and

1.100.2.

any actual invoiced costs from a CMO or other Third Party service provider (such as for external testing services) solely and specifically related to the Manufacture of any Materials (or components of the foregoing).

1.101.

“Marketing Approval Application” or “MAA” means any biologics license application or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto), including all Biologics License Applications (BLAs) or equivalent submitted to the FDA in the United States in accordance with the PHSA or any analogous application or submission with any Regulatory Authority outside of the United States.

1.102.	“Materials” means the Sarepta Materials, the Codiak Materials, and the Loaded Constructs.

1.103.

“Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that do not involve the promotion, marketing, sale, or other Commercialization of products and are not conducted by a Party’s medical affairs (or equivalent) departments.

1.104.	“Modality” means [***].

1.105.

“Negotiation and Arbitration Period” means, on a Research Target-by-Research Target basis, the time period commencing on the date that Sarepta provides an Option Exercise Notice to Codiak with respect to such Research Target and continuing until the conclusion of any and all negotiation and arbitration procedures described in Section 7.4 (Option Exercise; Execution of Collaboration Agreement) and Section 7.5 (Arbitration for Failure to Agree) for a Collaboration Agreement including such Research Target.

1.106.	“Negotiation Period” has the meaning set forth in Section 7.4 (Option Exercise; Execution of the Commercial License Agreement).

1.107.	“Non-Bankrupt Party” has the meaning set forth in Section 5.5 (Bankruptcy).

1.108.	“Non-Breaching Party” has the meaning set forth in Section 11.3.1 (Material Breach).

1.109.	“Option Exercise Fee” has the meaning set forth in Section 8.3 (Option Exercise Fees).

1.110.	“Option Exercise Notice” has the meaning set forth in Section 7.4 (Option Exercise; Execution of the Commercial License Agreement).

1.111.

“Option Term” means, on a Research Target-by-Research Target basis the time period beginning on the Effective Date and continuing until the earlier of (a) three months after the completion of all activities set forth in the Research Plan and (b) the date that is two years after the Effective Date, as such date may be extended pursuant to Section 7.3 (Extension of Option Term).

1.112.	“Out-of-Pocket Costs” means [***].

1.113.	“Party” and “Parties” have the meaning set forth in the preamble.

1.114.

“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing, and (f) United States and foreign counterparts of any of the foregoing.

1.115.	“Payload Attachment Linker” means [***].

1.116.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.117.	[***] means the [***].

1.118.

“Pricing Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical or biologic products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.119.

“Prosecution” or “Prosecute” means the preparation, filing, prosecution, issuance, maintenance, and defense of any Patent Rights and any proceeding before the United States Patent and Trademark Office (including the Patent Trial and Appeal Board) and foreign patent offices in connection with Patent Rights, including reissues, reexaminations, inter partes review, supplemental examination, appeals, interferences, derivation proceedings, oppositions, post grant reviews, and all other proceedings, and any judicial or other appeals of the foregoing.

1.120.	“Receiving Party” has the meaning set forth in Section 9.1 (Confidential Information).

1.121.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority, in each case, that are necessary for the marketing and sale of a product in a country or group of countries (including all pricing and reimbursement approvals, if required for sale of a product in such country or group of countries).

1.122.

“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the Development, Manufacturing, or Commercialization of products, including the FDA and the EMA.

1.123.

“Regulatory Materials” means all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, perform Medical Affairs, Commercialize, or otherwise Exploit a product in a particular country or jurisdiction, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority. Regulatory Materials include all INDs, BLAs, MAAs, Regulatory Approvals and Pricing Approvals.

1.124.	“Reimbursable Research Costs” has the meaning set forth in Section 2.11.1 (Allocation of Research Costs).

1.125.	“Replacement Target” means any of the following: (a) [***] and (b) [***].

1.125.1.	[***] means [***].

1.125.2.	[***] means [***].

1.126.	“Research Activities” has the meaning set forth in Section 2.5 (Sarepta Research Activities).

1.127.	“Research Budget” has the meaning set forth in Section 2.3 (Research Budget).

1.128.	“Research Costs” means [***].

1.129.	“Research Manufacturing Costs” has the meaning set forth in Section 4.2 (Manufacturing Costs).

1.130.	“Research Patent Rights” means the [***].

1.131.	“Research Plan” has the meaning set forth in Section 2.2 (Research Plan).

1.132.	“Research Prepayment” has the meaning set forth in Section 8.2 (Research Prepayment).

1.133.

“Research Results” means all data and information generated in the performance of activities under the Research Plan or otherwise under this Agreement during the Term and any and all research reports furnished by either Party to the other Party under this Agreement or the Research Plan, including any descriptions of experiments conducted under the Research Plan and any and all corresponding analyses and conclusions.

1.134.	“Research Targets” means the Initial Research Target and the Additional Research Targets.

1.135.	“Research Technology” means the [***].

1.136.	“Sarepta” has the meaning set forth in the preamble.

1.137.	“Sarepta Indemnitees” has the meaning set forth in Section 12.1 (Indemnification by Codiak).

1.138.	“Sarepta Licensed Know-How” means [***].

1.139.	“Sarepta Licensed Patent Rights” means [***].

1.140.	“Sarepta Licensed Technology” means the [***].

1.141.	“Sarepta Materials” means [***].

1.142.	“Sarepta Option” has the meaning set forth in Section 7.1 (Option Grant).

1.143.	“Sarepta Owned Research Know-How” means the [***].

1.144.	“Sarepta Owned Research Patent Rights” means the [***].

1.145.	“Sarepta Owned Research Technology” means the [***].

1.146.	“Sarepta Payload Research Know-How” means [***].

1.147.	“Sarepta Payload Research Patent Rights” means [***].

1.148.	“Sarepta Proprietary Payload” means [***].

1.149.	“Sarepta Research Activities” has the meaning set forth in Section 2.5 (Sarepta Research Activities).

1.150.	“Sarepta Sole Research Know-How” means [***].

1.151.	“Sarepta Sole Research Patent Rights” means [***].

1.152.	“Specific Third Party IP” has the meaning set forth in Section 5.4.2 (Additional Upstream Licenses).

1.153.

“Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including contract research organizations or contract manufacturing organizations).

1.154.	“Term” has the meaning set forth in Section 11.1 (Term).

1.155.	“Territory” means worldwide.

1.156.	“Third Party” means any Person other than Sarepta, Codiak, or any of their Affiliates.

1.157.	“Upfront Payment” has the meaning set forth in Section 8.1 (Upfront Payment).

1.158.	“Upstream License” means [***].

1.159.	“Upstream Licensor” has the meaning set forth in Section 1.158 (Upstream License).

1.160.	“Withholding Taxes” has the meaning set forth in Section 8.5 (Taxes).

2.	Research.

2.1.

Research Goal. The goal of the Parties’ research under this Agreement will be to generate data and results regarding the use of Codiak Licensed Know-How and of the Codiak Materials to (a) discover and research Exosome therapeutics that include Codiak Materials or Sarepta Materials and that are directed to the Research Targets and (b) generate data and results therefrom to help Sarepta assess whether to exercise a Sarepta Option hereunder, in each case, in accordance with the Research Plan.

2.2.

Research Plan. During the Term, the Parties will perform Development activities in accordance with a written plan prepared by the Parties, which written plan will include (a) activities directed to: (i) improving delivery of Exosomes to muscle, (ii) developing techniques for loading specific payloads into Exosomes, (iii) Manufacturing such Exosomes for testing, (iv) conducting pre-clinical studies, including animal testing and in vitro studies, for such Exosomes, and (v) co-administration of Exosomes with certain other compounds to improve biodistribution in tissues and half life of the Exosomes (b) the requirements and anticipated timelines for each of the activities described in (i) through (v), and (c) the Research Budget as further described in Section 2.3 (Research Budget) (such plan, as amended in accordance with this Agreement, the “Research Plan”). The initial Research Plan is attached hereto as Schedule 2.2. During the Term, Codiak will update the Research Plan each Calendar Quarter. Codiak will share each updated Research Plan with the JRC to review, discuss, and determine whether to approve. No update to the Research Plan will be effective unless approved by the JRC in accordance with Section 3.3 (Decision-Making) and Section 3.4 (Resolution of Committee Disputes). Once approved by the JRC, such updated Research Plan will become effective and replace the prior Research Plan. Notwithstanding JRC’s right to approve updates to the Research Plan, each Party will have the right to make operational decisions with respect to the Codiak Research Activities (with respect to Codiak) or the Sarepta Research Activities (with respect to Sarepta) to be performed under the Research Plan. In the event of any conflict between the terms of the Research Plan and the terms of this Agreement, the terms of this Agreement will control.

2.3.

Research Budget. The Research Plan will include a written budget pursuant to which Codiak or its respective authorized Third Party designees will perform the Codiak Research Activities under the Research Plan, which budget will include a good-faith estimate of [***] (such budget, the “Research Budget”). All internal personnel and resources of Codiak under each Research Budget will be expressed in terms of FTEs plus any direct Out-of-Pocket Costs to be incurred (e.g., from the use of contract research organizations) in connection with the performance of the Codiak Research Activities as outlined in the Research Plan and such budgeted costs will be calculated using the relevant FTE Rates. The Parties will agree upon any final changes to the attached initial Research Budget within [***] following the Effective Date. If the Research Budget includes a good-faith estimate for an Out-of-Pocket Cost for which Codiak has not yet received a quote from a Third Party vendor, then, (i) Codiak will label such estimate as an estimate for which Codiak has not yet received a quote and (ii) after Codiak receives a quote from such Third Party vendor, the good-faith estimate for the applicable Out-of-Pocket Cost will automatically be replaced by the amount of such quote to the extent that the actual quote does not exceed the good-faith estimate by [***]. If such actual quote exceeds the good-faith estimate by [***], then the amount of such quote will not automatically replace such good faith estimate in the Research Budget. In such event, if the Third Party vendor quote would cause Codiak to incur Research Costs in excess of the Reimbursable Research Costs, then the Parties will discuss in good faith whether to increase the Research Budget as described in Section 2.11.2 (Excess Research Costs).

2.4.

Codiak Research Activities. During the Term, Codiak will (a) perform all activities allocated to it under the Research Plan and (b) prepare and deliver all Deliverables in accordance with the applicable Research Plan, including the preparation and delivery of all reports in accordance with Section 2.6.2 (Research Reports) (collectively, together with any other Development activity or other activity expressly set forth under this Agreement to be performed by or on behalf of Codiak during the Term, the “Codiak Research Activities”). Codiak will perform, or have performed, all Codiak Research Activities in accordance with the applicable Research Plan (including using diligent efforts to comply with the timelines for performance of such Codiak Research Activities specified therein) and the Research Budget and otherwise in accordance with this Agreement.

2.5.

Sarepta Research Activities. During the Term, Sarepta will (a) perform all activities allocated to it under the Research Plan and (b) prepare and deliver all Deliverables in accordance with the applicable Research Plan, including the preparation and delivery of all reports in accordance with Section 2.6.2 (Research Reports) (collectively, together with any other activity expressly set forth under this Agreement to be performed by or on behalf of Sarepta during the Term, the “Sarepta Research Activities,” and together with the Codiak Research Activities, the “Research Activities”). Sarepta will be responsible for all FTE Costs and Out-of-Pocket Costs incurred by Sarepta in the performance of the Sarepta Research Activities. Sarepta will perform, or have performed, all Sarepta Research Activities in accordance with the applicable Research Plan (including using diligent efforts to comply with the timelines for performance of such Sarepta Research Activities specified therein) and otherwise in accordance with this Agreement.

2.6.	Research Records and Reports.

2.6.1.

Records. During the Term and for [***] thereafter, the Parties will maintain written and electronic records of all Research Activities performed by such Party, including the Research Results, in sufficient detail and in good scientific manner, appropriate for scientific, patent, and regulatory purposes and in compliance with Applicable Law with respect to activities intended to be submitted in Regulatory Materials (including INDs), which records will be complete and properly reflect all work done and results achieved in the performance of its Research Activities by or on behalf of such Party. In addition, Codiak will calculate and maintain records of FTE effort and Out-of-Pocket Costs, in each case, incurred by it in the performance of activities under the Research Plan in accordance with the summary reports in the form to be agreed to by the Parties and in accordance with Section 2.6.2 (Research Reports).

2.6.2.

Research Reports. Each Party will keep the other Party reasonably informed on the status, progress, and results of its activities under the Research Plan by providing the other Party, through the JRC, with a report containing summaries of the Research Results each Calendar Quarter during the Term in the format specified in the Research Plan, which report will include (a) summaries of the Research Results generated by such Party since the last quarterly report provided to the other Party, (b) an update on such Party’s progress under the Research Plan with respect to the performance of the Codiak Research Activities or Sarepta Research Activities, (c) a summary report or presentation in the form to be agreed to by the JRC, along with, in the case of Codiak, reasonable supporting documentation evidencing the costs and expenses incurred in the performance of the Codiak Research Activities during such Calendar Quarter, (d) disclosure to the other Party of all Inventions within the Research Technology that such Party has developed or invented, whether solely or jointly with others, since the last report and (i) that were submitted to such Party in invention disclosures or other similar documents by its or its Affiliates’ employees, agents, or independent contractors relating thereto, or (ii) of which such Party is otherwise aware or for which such Party plans to pursue patent protection, and (e) a forecast of the Research Costs that Codiak expects to incur in the performance of the Research Activities during the upcoming four Calendar Quarters, which must be in accordance with the Research Plan and corresponding Research Budget. Upon the written and reasonable request of either Party, the other Party will provide additional reports relating to the Research Results and consider in good faith granting the requesting Party access to some or all of the raw data underlying any Research Results.

2.7.	Conduct of Research. Each Party will perform the Research Activities in good scientific manner, in compliance with all Applicable Laws, including cGMP, GLP, and GCP, as applicable.

2.8.

Performance of Research Activities. Each Party will perform all Research Activities with reasonable care and skill in accordance with all Applicable Laws and the terms of this Agreement. Each Party will devote the efforts of suitably qualified and trained employees and research assistants capable of carrying out the Research Activities set forth under the Research Plan to a professional workmanlike standard and will provide all necessary materials and facilities therefor.

2.9.

Materials. To facilitate the conduct of the Research Activities or the performance of other activities under this Agreement, Codiak will provide the Codiak Materials and Loaded Constructs (as set forth in Article 4 (Manufacture and Supply)) and Sarepta will provide to Codiak any Sarepta Materials described in the Research Plan, in each case, in the quantities and the manner set forth in the Research Plan, for the performance of the Research Activities thereunder. Except as otherwise set forth in this Agreement, all such Materials will remain the sole property of the supplying Party, will be used only in the performance of obligations or exercise of rights under this Agreement expressly in accordance with the applicable Research Plan or other written agreement by the Parties, will be subject to any limitations specified in writing by the supplying Party in connection with such provision and use, may not be transferred or permitted to be transferred to any Third Party without the supplying Party’s prior written consent (except as expressly permitted under the applicable Research Plan), and will not be used in research or testing involving human subjects, unless expressly agreed by the supplying Party. Without limiting the foregoing, the Parties will jointly own title to all Loaded Constructs produced in connection with, or for use in, the Research

Activities. Each Party acknowledges that the other Party is providing the Materials for investigational use only in laboratory animals or in in vitro experiments as further set forth in the Research Plan. Without limiting the foregoing, neither Party will reverse engineer, disassemble, compile, or determine the composition of any Materials Controlled by the other Party and provided to such Party hereunder, except to the extent required in order to perform each Party’s Research Activities. Each Party acknowledges and agrees that the Materials may have biological or chemical properties that are unpredictable and unknown and that they are to be used with caution and prudence. Except as otherwise set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

2.10.

Subcontractors. Each Party will have the right to engage Subcontractors to perform its obligations under the Research Plan to the extent such Subcontractors are specified in the Research Plan or otherwise agreed by the other Party (such agreement not to be unreasonably withheld); provided that any such Subcontractor is bound by written obligations of confidentiality and non-use consistent with this Agreement and has agreed to assign to such Party (or exclusively license to such Party, with the right to grant sublicenses through multiple tiers) all Inventions or other Intellectual Property developed or invented by such Subcontractor in the course of performing such subcontracted work. Each Party will be responsible for providing oversight of its respective Subcontractors, for any obligations that have been delegated or subcontracted to any Subcontractor, and for the performance of its Subcontractors.

2.11.	Research Costs.

2.11.1.

Allocation of Research Costs. Sarepta will be responsible for all FTE Costs and Out-of-Pocket Costs incurred by Codiak in the performance of the Codiak Research Activities to the extent within the Research Budget during the Term, plus Allowable Overruns (the “Reimbursable Research Costs”). [***].

2.11.2.

Excess Research Costs. On a Calendar Quarter basis, if Codiak incurs or expects to incur Research Costs in excess of the Reimbursable Research Costs with respect to the Codiak Research Activities performed during such Calendar Quarter, then the Parties, through the JRC, will discuss whether to approve an increase in the amount budgeted in the Research Budget. Unless the JRC so approves (which approval will not be unreasonably withheld) such an increase to the Research Budget in writing, Sarepta will not be obligated to reimburse Codiak for any costs or expenses in excess of the Reimbursable Research Costs (either before or after such costs have been incurred) for such Codiak Research Activities, and, in any event, Codiak will not be relieved of its obligations to perform such Research Activities pursuant to the Research Plan.

2.11.3.

Invoicing and Payment for Research Costs. Beginning after the first Calendar Quarter following the Effective Date, no later than [***] after the end of each Calendar Quarter, Codiak will provide Sarepta with an invoice of actual FTE Costs and Out-of-Pocket Costs incurred in connection with the performance of the Research Activities during such Calendar Quarter. Each invoice submitted to Sarepta pursuant to this Section 2.11.3 (Invoicing and Payment for Research Costs) will contain a detailed and itemized calculation (consistent with the reporting format attached hereto as Schedule 2.11.3) of such costs incurred and be accompanied by reasonable supporting documents evidencing such Research Costs. In accordance with Sarepta’s reimbursement obligations set forth in Section 2.11.1 (Allocation of Research Costs), Sarepta will pay Codiak’s total Reimbursable Research Costs incurred during the Term to the extent in excess of the amount of the Research Prepayment (other than those amounts that Sarepta disputes in good faith in accordance with the terms and conditions of this Agreement) set forth in each such applicable invoice in accordance with Section 8.4 (Invoicing and Payment), beginning with the first invoice received following the Calendar Quarter during which Codiak’s total Reimbursable Research Costs incurred during the Term have exceeded the amount of the Research Prepayment.

2.11.4.

Research Cost Disputes. If Sarepta disputes in good faith any portion of a report or invoice for Research Costs provided by Codiak pursuant to this Section 2.11 (Research Costs), then Sarepta will promptly notify Codiak of such disputed amount (and in any event prior to the date payment would otherwise have been due on such invoice) and the Parties will use good faith efforts to resolve such dispute expediently. Any Research Costs subject to such dispute will be reimbursed as described in Section 2.11.1 (Allocation of Research Costs) within [***] after the resolution of such dispute.

2.12.

Additional Research. If either Party or its Affiliates decide to perform, or to engage a Third Party academic institution or Third Party contract research organization, to perform, non-clinical or pre-clinical research activities regarding Exosome therapeutic products directed to a Research Target or Replacement Target during the Term, solely as permitted under Section 5.7.2 (Research Exception), then such Party will provide to the other Party (a) written notice of the commencement of such non-clinical or pre-clinical research activities, which notice will include the purpose of such non-clinical or pre-clinical research and (b) every [***] during the Term, a report setting forth the results of such non-clinical or pre-clinical research activities, which report must include the information set forth on Schedule 2.12 (Additional Research Report Requirements) for such Research Target or Replacement Target, as applicable (such report, an “Additional Research Report”).

3.	Governance.

3.1.

Alliance Managers. Promptly after the Effective Date, each Party will appoint a representative to act as its alliance manager under this Agreement (each, an “Alliance Manager”) by providing written notification to the other Party. The Alliance Managers will be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties under this Agreement. The Alliance Managers will have the right to attend all meetings of the JRC and all other Committees (if any) as non-voting members, and will bring matters to the attention of the relevant Committee if the Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2.	Joint Research Committee.

3.2.1.

Formation and Purpose of the JRC. Within [***] after the Effective Date, Sarepta and Codiak will establish a joint research committee (“JRC”), which will have the responsibilities set forth in this Article 3 (Governance). The JRC will dissolve upon the expiration of the Term. The JRC will have no responsibility and authority other than that which responsibility and authority is expressly set forth in this Article 3 (Governance).

3.2.2.

Membership. Each Party will designate up to [***] representatives with appropriate knowledge, expertise, and decision-making authority to serve as members of the JRC. Each Party may replace its JRC representatives at any time upon written notice to the other Party. Sarepta will designate one of its JRC members as one of the co-chairpersons of the JRC and Codiak will designate one of its members as the other co-chairperson of the JRC. For each Calendar Year, the co-chairpersons will alternate serving in the role of “lead co-chairperson” for the JRC. The lead co-chairperson or his or her designee, in collaboration with the Alliance Managers, will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within [***] thereafter. Such minutes will be finalized upon endorsement by all JRC members.

3.2.3.

Meetings. The JRC will hold meetings at [***], but in no event will such meetings be held less frequently than [***] each Calendar Quarter, unless otherwise agreed by the Parties. The JRC will meet alternatively at Codiak’s facilities in Cambridge, MA, U.S., and Sarepta’s facilities in Cambridge, MA, U.S., or at such locations as the Parties may otherwise agree, with the first JRC meeting to be held at Sarepta’s offices. Meetings of the JRC may be held by audio or video teleconference with the consent of each Party; provided, however, that at least [***] JRC meeting per year will be held in-person unless otherwise agreed by the Parties. The Alliance Manager of each Party will attend each meeting of the JRC as a non-voting participant. Each Party will be responsible for all of its own expenses of participating in any JRC meeting.

3.2.4.

Ad Hoc Meetings. On [***] prior written notice, either Party may request an ad-hoc meeting of a Committee if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled JRC meeting, and such Party will provide the JRC materials reasonably adequate to enable an informed discussion by its members no later than [***] before any such ad-hoc meeting. Ad-hoc meetings may occur via audio or video teleconference or in-person as the Parties may agree.

3.2.5.

Meeting Agendas. Each Party will disclose to the other Party the proposed agenda items along with appropriate information at least [***] in advance of each meeting of the JRC; provided that under exigent circumstances requiring JRC input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JRC meeting.

3.2.6.

Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, then such Party will provide at least [***] prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval will not be unreasonably withheld or delayed. Such Party will ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.2.7.	Specific Responsibilities of the JRC. The responsibilities of the JRC will be to:

(a)	coordinate the Research Activities and facilitate communications between the Parties with respect to the Research Activities;

(b)

review, discuss, and determine whether to approve all updates to the Research Plan (including the Research Budget set forth therein) as described in Section 2.2 (Research Plan) and Section 2.11.2 (Excess Research Costs);

(c)

review and discuss the results of performance of the Research Activities under the Research Plan, including all reports provided by the Parties, as described in Section 2.6.2 (Research Reports) and the anticipated timeline for initiating and completing all activities set forth in the Research Plan;

(d)

determine whether to approve excess costs incurred in the performance of activities under the Research Plan, as described in Section 2.11.1 (Allocation of Research Costs) and Section 2.11.2 (Excess Research Costs);

(e)	determine the form to be used for research reports, as described in Section 2.6.2 (Research Reports);

(f)	establish joint subcommittees as it deems necessary or advisable to further the purpose of this Agreement;

(g)	oversee the operation of any joint subcommittee established by JRC, including resolving any disputed matter of such Committees; and

(h)	perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement, or allocated to it by the Parties’ written agreement.

3.3.	Decision-Making.

3.3.1.

General Decision-Making Process. A quorum for a meeting of the JRC will require the presence of at least one representative from each Party and no action taken at any Committee meeting will be effective unless at least one representative of each Party is participating. All decisions within the authority of the JRC will be made by consensus, with each Party’s representatives collectively having one vote. Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “approve,” or “determine whether to approve” by the JRC or any Committee and similar phrases used in this Agreement will mean approval in accordance with this Section 3.3 (Decision-Making), including the escalation and tie-breaking provisions set forth in this Section 3.3 (Decision-Making) and Section 3.4 (Resolution of Committee Disputes). For the avoidance of doubt, matters that are specified in Section 3.2.7 (Specific Responsibilities of the JRC) to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 3.3 (Decision-Making) or Section 3.4 (Resolution of Committee Disputes).

3.3.2.

Decisions of Subcommittees. If a joint subcommittee is unable to reach agreement as to a particular matter within such committee’s scope of authority within [***] of the meeting at which such matter was discussed, then a Party may refer such matter to the JRC for resolution in accordance with Section 3.3.3 (Decisions of the JRC).

3.3.3.

Decisions of the JRC. The JRC will use good faith efforts, in compliance with this Section 3.3.3 (Decisions of the JRC), to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, the JRC is unable to resolve any such matter referred to it by any other Committee or any matter with respect to the matters within the scope of the JRC’s authority or any other disagreement between the Parties that may be referred to the JRC, in each case, within a period of [***], then a Party may refer such matter to the Party’s respective Executive Officer for resolution in accordance with Section 3.4.1 (Referral to Executive Officers).

3.4.	Resolution of Committee Disputes.

3.4.1.

Referral to Executive Officers. If a Party makes an election under Section 3.3.3 (Decisions of the JRC) to refer for resolution by the Executive Officers a matter as to which the JRC cannot reach a consensus decision, then the JRC will submit in writing the respective positions of the Parties to their respective Executive Officers. The Executive Officers will use good faith efforts to resolve any such matter so referred to them as soon as practicable but in any event within [***] after such matter is referred to them, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties as a decision of the JRC.

3.4.2.

Final Decision Making Authority. If the Executive Officers are unable to reach agreement on any such matter so referred within [***] after such matter is referred to them (or such longer period as the Executive Officers may agree upon), then:

(a)	Sarepta Final Decision Making Authority. Subject to Section 3.5 (Limitations on Committee Authority and Decision-Making), [***].

(b)	Matters Requiring Agreement; Status Quo. [***].

3.5.

Limitations of Committee Authority and Decision-Making. Each Committee will only have the powers expressly assigned to it in this Article 3 (Governance) and elsewhere in this Agreement and will not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement. In addition, notwithstanding any provision to the contrary set forth in this Agreement, without the other Party’s prior written consent, neither Party (in the exercise of a Party’s final decision-making authority), the JRC, any other Committee, nor a Party’s Executive Officer, in each case, may make a decision that could reasonably be expected to require the other Party to take any action that such other Party reasonably believes would (i) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party entered into by such other Party or (ii) require such other Party to infringe or misappropriate any Intellectual Property rights of any Third Party.

3.6.	Dissolution of the JRC. The JRC will be dissolved and its responsibilities under this Agreement will terminate upon the expiration or termination of this Agreement.

4.	Manufacture and Supply.

4.1.

Codiak Supply Obligations. Subject to the terms and conditions of this Agreement, Codiak will be responsible for supplying or will supply to Sarepta any and all requirements of Codiak Materials and Loaded Constructs to be used in the conduct of the Research Activities, provided that if Sarepta fails to provide to Codiak any Sarepta Materials set forth in the Research Plan and required for Codiak to so supply any such Loaded Constructs, then Codiak’s obligation to supply such Loaded Constructs required to perform the Research Activities will be tolled until and to the extent that Sarepta provides any such required Sarepta Materials for loading. Codiak may perform its obligations set forth under this Section 4.1 (Codiak Supply Obligations) (the “Codiak Manufacturing Activities”) itself or through a Third Party contract manufacturer (“CMO”) approved in writing by Sarepta.

4.2.

Manufacturing Costs. During the Term, Sarepta will be responsible for all Manufacturing Costs incurred by Codiak in the performance of the Codiak Manufacturing Activities with respect to the Research Activities, with no additional mark-up, to the extent incurred in accordance with the Research Budget, plus Allowable Overruns (the “Research Manufacturing Costs”). Research Manufacturing Costs will be reimbursed in accordance with Section 2.11.3 (Invoicing and Payment for Research Costs).

5.	License Grants and Exclusivity.

5.1.

License Grant to Codiak. Subject to the terms and conditions of this Agreement, Sarepta, on behalf of itself and its Affiliates, hereby grants and agrees to grant to Codiak and its Affiliates a non-exclusive, fully paid, royalty-free, worldwide license, with the right to grant sublicenses only to its Affiliates and Subcontractors (solely to the extent such Subcontractors are permitted under this Agreement in accordance with Section 2.10 (Subcontractors)), under the Sarepta Licensed Technology solely to perform the Codiak Research Activities and Codiak’s other obligations under this Agreement, including to Manufacture and supply Codiak Materials and Loaded Constructs in accordance with Article 4 (Manufacture and Supply).

5.2.	License Grants to Sarepta.

5.2.1.

Non-Exclusive License. Codiak hereby grants and agrees to grant to Sarepta and its Affiliates a non-exclusive, royalty-free, worldwide license, with the right to grant sublicenses only to its Affiliates and Subcontractors (solely to the extent such Subcontractors are permitted under this Agreement in accordance with Section 2.10 (Subcontractors)), under the Codiak Licensed Technology solely to perform the Sarepta Research Activities and Sarepta’s other obligations under this Agreement.

5.2.2.

License Grant to Codiak Exosome Platform Research Technology. Codiak will, and hereby does, grant to Sarepta a non-exclusive, fully paid, perpetual, royalty-free, worldwide license, with the right to grant sublicenses (through multiple tiers), under the Codiak Platform Research Know-How and Codiak Platform Research Patent Rights, in each case, that were conceived, generated, or created, or, in the case of a patentable invention, invented by one or more employees, agents, or independent contractors of Sarepta or its Affiliates or Subcontractors either alone or jointly with one or more employees, agents, or independent contractors of Codiak or its Affiliates or Subcontractors (a) with respect to such Codiak Platform Research Know-How and Codiak Platform Research Patent Rights that relate to Payload Attachment Linkers or Independent Targeting Moieties, for any and all purposes, and (b) with respect to all other such Codiak Platform Research Know-How and Codiak Platform Research Patent Rights not described in clause (a), solely to Exploit products that include a Sarepta Proprietary Payload and are not and do not include any Exosomes.

5.3.

No Implied Licenses. Except as expressly set forth herein, neither Party will acquire any license or other intellectual property interest, express or implied, whether by implication, estoppel, or otherwise, under or to any Patent Rights, Know-How, or other Intellectual Property owned or Controlled by the other Party.

5.4.	Third Party Agreements.

5.4.1.

Existing Upstream Licenses. Codiak agrees that all upfront, milestone, royalty, and other payments to any Third Party with respect to any Upstream License to which Codiak is a party listed on Schedule 1.158 will be the responsibility of Codiak. Sarepta agrees that all upfront, milestone, royalty, and other payments to any Third Party with respect to any Upstream License to which Sarepta is a party will be the responsibility of Sarepta.

5.4.2.	Additional Upstream Licenses. [***].

(a)	[***].

(b)	[***].

(c)	[***].

(d)	[***].

5.5.

Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other (including the Sarepta Options) are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that the Parties and their respective sublicensees, as sublicensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign counterpart thereto. The Parties further agree that upon commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) under the Bankruptcy Code, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party. The Bankrupt Party (in any capacity, including debtor in possession) and its successors and assigns (including any trustee) agree not to interfere with the exercise by the Non-Bankrupt Party or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or Control of Third Parties as are reasonably necessary or desirable for the Non-Bankrupt Party to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other Applicable Laws.

5.6.

Reserved Rights. Neither Party grants to the other Party any rights or licenses in any Patent Rights, Know-How, copyrights, or other intellectual property or other proprietary rights of such Party, except as specifically set forth in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved by such Party and may be used by such Party for any purpose that does not violate the terms of this Agreement.

5.7.	Exclusivity.

5.7.1.	Exclusivity Obligations. Subject to Section 5.7.2 (Research Exception) and Section 5.7.3 (New Affiliate Exception):

(a)

Replacement Target Exclusivity. During the Term with respect to a Replacement Target, except for activities conducted pursuant to this Agreement, [***], whether by itself or with or through any of its Affiliates or any Third Party (directly or indirectly), Develop, Manufacture, perform Medical Affairs, Commercialize, or otherwise Exploit, or enable or facilitate any of its Affiliates or any Third Party to Develop, Manufacture, perform Medical Affairs, Commercialize, or otherwise Exploit, in each case, any Exosome therapeutic product directed to any Replacement Target.

(b)

Research Target Exclusivity. On a Research Target-by-Research Target basis, during the Term with respect to a Research Target, except for activities conducted pursuant to this Agreement, [***], whether by itself or with or through any of its Affiliates or any Third Party (directly or indirectly), Develop, Manufacture, perform Medical Affairs, Commercialize, or otherwise Exploit, or enable or facilitate any of its Affiliates or any Third Party to, Develop, Manufacture, perform Medical Affairs, Commercialize, or otherwise Exploit, in each case, any Exosome therapeutic product directed to any Research Target.

5.7.2.

Research Exception. Notwithstanding the restrictions set forth in Section 5.7.1 (Exclusivity Obligations), [***] and its Affiliates may conduct non-clinical or pre-clinical research regarding Exosome therapeutic products directed to a Research Target or a Replacement Target, provided that, in each case, [***] will provide written notice [***] if [***] or its Affiliates commence any such non-clinical or pre-clinical research outside of the activities conducted by [***] under this Agreement and will provide [***] with Additional Research Reports, in each case, as set forth in Section 2.12 (Additional Research) with respect to such activities. [***] may engage Third Party academic institutions (but not for-profit or other commercial Persons) or Third Party contract research organizations to conduct such non-clinical or pre-clinical research regarding Exosome therapeutic products directed to a Research Target or a Replacement Target. For avoidance of doubt, in connection with any non-clinical or pre-clinical research activities permitted under this Section 5.7.2 (Research Exception), [***].

5.7.3.

New Affiliate Exception. Notwithstanding the restrictions set forth in Section 5.7.1 (Exclusivity Obligations), if (A) a Third Party becomes an Affiliate of [***] during the Term through merger, acquisition, consolidation, or other similar transaction and (B) such new Affiliate, as of the effective date of such transaction, is engaged in Development, Manufacturing, performance of Medical Affairs, Commercialization, or other Exploitation activities that, if conducted by [***], would cause [***] to violate the terms of

Section 5.7.1 (Exclusivity Obligations) with respect to a Research Target or a Replacement Target (as applicable) (the program of conduct of such activities, a “Competing Program”), then:

(a)

If such transaction is a Change of Control of [***], then such new Affiliate (an “Acquiror”) may continue to Exploit products that are the subject of such Competing Program and [***] will not be in violation of its exclusivity obligations set forth in Section 5.7.1 (Exclusivity Obligations) with respect to the applicable Research Target or Replacement Target, as long as (i) no Codiak Licensed Technology or Sarepta Licensed Technology is used by or on behalf of [***], its Acquiror, and their respective Affiliates in more than a de minimis fashion in connection with any activities conducted under such Competing Program, and (ii) [***], its Acquiror and their respective Affiliates institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (i) are met, including by creating “firewalls” between the personnel working under such Competing Program and the personnel teams charged with working on any Research Activities or having access to data from activities performed under this Agreement or Confidential Information of the Parties.

(b)

If such transaction is not a Change of Control of [***], then [***] and its new Affiliate (an “Acquiree”) will have [***] (or such other period as may be agreed in writing by the Parties) (the “Divestiture Period”) from the closing date of such transaction to wind down or divest to a Third Party all rights, title, and interests in and to such Competing Program, and during such Divestiture Period, such Acquiree’s conduct of such Competing Program will not constitute a breach by [***] of its exclusivity obligations set forth in Section 5.7.1 (Exclusivity Obligations), as long as during such Divestiture Period, (i) no Codiak Licensed Technology or Sarepta Licensed Technology is used by or on behalf of [***], its Acquiree and their respective Affiliates in more than a de minimis fashion in connection with any activities conducted under such Competing Program, and (ii) [***], its Acquiree, and their respective Affiliates institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (i) are met, including by creating “firewalls” between the personnel working under such Competing Program and the personnel teams charged with working on any Research Activities or having access to data from activities performed under this Agreement or Confidential Information of the Parties. [***] will keep [***] reasonably informed, of its efforts and progress in effecting such divesture until the Acquiree completes the same.

6.	Intellectual Property.

6.1.	Ownership of Research Technology.

6.1.1.

Codiak Platform Research Technology. Codiak will solely own [***]. To the extent any [***] are conceived, generated, or created or, in the case of a patentable invention, invented solely by one or more employees, agents, or independent contractors of Sarepta or its Affiliates or Subcontractors or jointly with one or more employees, agents, or independent contractors of Codiak or its Affiliates or Subcontractors, Sarepta will and hereby does assign and transfer to Codiak, without additional consideration, all of its rights, title, and interests in and to such [***], and Codiak hereby accepts such assignment.

6.1.2.

Sarepta Payload Research Technology. Sarepta will solely own all rights, title, and interests in and to the [***]. To the extent any [***] are conceived, generated, or created or, in the case of a patentable invention, invented solely by one or more employees, agents, or independent contractors of Codiak or its Affiliates or Subcontractors or jointly with one or more employees, agents, or independent contractors of Sarepta or its Affiliates or Subcontractors, Codiak will and hereby does assign and transfer to Sarepta, without additional consideration, all of its rights, title, and interests in and to such [***], and Sarepta hereby accepts such assignment.

6.1.3.	Loaded Construct Research Technology. The Parties will jointly own all rights, title, and interests in and to [***].

(a)

[***]. Unless otherwise agreed in writing by the Parties and except for activities conducted pursuant to this Agreement, during the Term and thereafter neither Party will, whether by itself or with or through any of its Affiliates or any Third Party (directly or indirectly), [***].

6.1.4.	Other Ownership Rights. Subject to Section 6.1.1 (Codiak Platform Research Technology), Section 6.1.2 (Sarepta Payload Research Technology) and Section 6.1.3 (Loaded Construct Research Technology):

(a)	Codiak will solely own [***];

(b)	Sarepta will solely own [***]; and

(c)	The Parties will jointly own [***].

6.1.5.	Inventorship. For purposes of this Section 6.1 (Ownership of Research Technology), all determinations of inventorship will be in accordance with U.S. patent law.

6.1.6.

Jointly Owned Research Technology. Subject to the terms and conditions set forth in this Agreement, including Section 6.1.3(a) ([***]), Article 5 (License Grants and Exclusivity) and Article 7 (Exclusive Collaboration Option), each Party is entitled to practice the Jointly Owned Research Technology for all purposes on a worldwide basis and to license such Jointly Owned Research Technology through multiple tiers without consent of the other Party (where consent is required by Applicable Law, such consent is deemed hereby granted) and without a duty of accounting to the other Party. In furtherance of the foregoing, each Party will grant and hereby does grant to the other Party all further permissions, consents, and waivers with respect to, and all licenses under, the Jointly Owned Research Technology, throughout the world, necessary to provide the other Party with full rights of use and Exploitation of the Jointly Owned Research Technology. Without limitation, each Party will cooperate with the other Party if, in accordance with the provisions of this Agreement regarding Prosecution, the Parties determine to apply for U.S. or foreign patent protection for any Jointly Owned Research Technology and will obtain the cooperation of the individual inventors of any such Jointly Owned Research Technology. Nothing in this Section 6.1.6 (Jointly Owned Research Technology) will be construed as a grant of a license, either implied or otherwise, under any Intellectual Property other than the Jointly Owned Research Technology.

6.1.7.

Disclosure of Inventions. During the Term, each Party will promptly disclose to the other Party all Inventions within the Research Technology that it develops or invents, whether solely or jointly with others, that are to be assigned, or jointly owned with, the other Party pursuant to this Section 6.1 (Ownership of Research Technology) (in any event, prior to the filing of any patent application with respect to such Inventions), including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto. Each Party will also respond promptly to reasonable requests from the other Party for additional information relating to such Inventions. Prior to expiration of the Option Term, each Party will, upon the request of the other Party, provide to such requesting Party a fulsome description of all Inventions within the Research Technology that the requested Party has developed or invented, whether solely or jointly with others, including patent applications, patents, invention disclosures or similar documents submitted to the requested Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto (other than Inventions previously disclosed to the requesting Party).

6.1.8.

Personnel Obligations. Each employee, agent, or independent contractor of a Party or its respective Affiliates or Subcontractors performing work under this Agreement will, prior to commencing such work, be bound by invention assignment obligations, including: (a) promptly reporting any invention, discovery, process, or other Intellectual Property; (b) presently assigning to the applicable Party all of his or her rights, title, and interests in and to any invention, discovery, process or other Intellectual Property; (c) cooperating in the preparation, filing, prosecution, maintenance, and enforcement of any patent or patent application; and (d) performing all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that any such invention assignment agreement need not reference or be specific to this Agreement.

6.1.9.

Covenants in Support of Assignment. Each Party will take (and cause its Affiliates and Subcontractors, and their respective employees, agents, and contractors to take) such further actions reasonably requested by the other Party to evidence the assignments of Intellectual Property set forth in this Section 6.1 (Ownership of Research Technology) and to assist the other Party in obtaining Patent Rights and other Intellectual Property protection for Inventions within the Codiak Owned Research Technology, Sarepta Owned Research Technology, or Breach Inventions, as applicable, including executing further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by the other Party to establish, perfect, defend, or enforce its rights in any Codiak Owned Research Technology, Sarepta Owned Research Technology, or Breach Inventions, as applicable, through prosecution of governmental filings, regulatory proceedings, litigation, and other means, including through the filing, prosecution, maintenance, and enforcement of the Codiak Owned Research Technology, Sarepta Owned Research Technology, or Breach Inventions, as applicable. Without limitation, each Party will cooperate with the other Party if such other Party applies for U.S. or foreign patent protection for Inventions within the Codiak Owned Research Technology, Sarepta Owned Research Technology, or Breach Inventions, as applicable, and will obtain the cooperation of the individual inventors of any such Codiak Owned Research Technology, Sarepta Owned Research Technology, or Breach Inventions, as applicable. If either Party is unable to assign any Codiak Owned Research Technology, Sarepta Owned Research Technology, or Breach Inventions, as applicable, to the other Party as set forth in this Section 6.1

(Ownership of Research Technology), then each Party hereby grants and agrees to grant to the other Party a royalty-free, fully paid-up, worldwide, exclusive, perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Codiak Owned Research Technology, Sarepta Owned Research Technology, or Breach Inventions, as applicable, for any and all purposes.

6.1.10.

Inventions under the Evaluation Agreement. Notwithstanding any provision to the contrary set forth in the Evaluation Agreement, all Know-How, Inventions, and Patent Rights conceived, generated, or created or, in the case of a patentable invention, invented by one or more employees, agents, or independent contractors of a Party or its Affiliates or Subcontractors, either alone or jointly with one or more employees, agents, or independent contractors of the other Party or its Affiliates or Subcontractors, in each case, in the planning or conduct of activities under the Evaluation Agreement will be deemed to have been conceived, generated, or created or, in the case of a patentable invention, invented in the planning or conduct of activities under this Agreement and will be categorized in accordance with the Intellectual Property ownership definitions and provisions set forth in this Section 6.1 (Ownership of Research Technology).

6.1.11.

Breach Inventions. In the event that either Party uses any of the other Party’s Materials or Know-How in a manner that is not expressly permitted under the terms of this Agreement, in each case, all Inventions arising from such activities or use, whether patentable or not, will belong solely and exclusively to the other Party (“Breach Inventions”). The breaching Party will and hereby does, and will cause all of its Affiliates and Subcontractors its and their employees, agents and independent contractors to, assign to the other Party all of their respective rights, title, and interests in and to all Breach Inventions. The breaching Party will, and will cause all of its Affiliates and Subcontractors its and their employees, agents and independent contractors to, cooperate with the other Party to execute and deliver any and all documents that the other Party deems reasonably necessary to perfect and enforce its right hereunder to such Breach Inventions, including by executing consistent confirmatory assignments and by providing good faith testimony by declaration, affidavit, in-person, or otherwise.

6.2.	Patent Prosecution.

6.2.1.	By Sarepta. [***]. Sarepta will be responsible for and pay all costs and expenses incurred in connection with the Prosecution of such Patent Rights.

6.2.2.

By Codiak. [***]. Except as set forth otherwise in this Agreement or as otherwise agreed in writing by the Parties, Codiak will be responsible for and pay all costs and expenses incurred in connection with the Prosecution of such Patent Rights. During the Term, Codiak will keep Sarepta reasonably informed as to material developments with respect to the Prosecution of such Patent Rights, including providing to Sarepta notice in advance of abandoning any such Patent Rights. In addition, [***]. Prior to the expiration of the Option Term for a Research Target, or if Sarepta exercises the Sarepta Option, then prior to the expiration of the Negotiation and Arbitration Period, Codiak shall, upon Sarepta’s reasonable request from time to time, provide to Sarepta copies of all filings and correspondence with patent offices [***] for Sarepta to perform diligence in connection with the Sarepta Option and negotiation of the Collaboration Agreement for such Research Target(s).

6.2.3.	Sarepta Right to Step-In. If, during the Term, [***]. In such event, [***].

6.2.4.

Cooperation. The non-prosecuting Party will (a) obtain and deliver to the prosecuting Party any necessary documents for the prosecuting Party to exercise its rights to prepare, prosecute, defend, and maintain all Patent Rights pursuant to this Section 6.2 (Patent Prosecution), (b) render all signatures that will be necessary in connection with all such patent filings, and (c) assist the prosecuting Party in all other reasonable ways that are necessary for the issuance of those Patent Rights for which such prosecuting Party is responsible, as well as for the preparation, prosecution, defense, and maintenance of such Patent Rights.

6.2.5.

Coordination in Prosecution. Notwithstanding [***], the Parties will, and will cause their Affiliates to, cooperate and implement reasonable patent filing and prosecution strategies (including filing divisionals, continuations, strategically using terminal disclaimers to overcome obviousness type double patenting rejections, as necessary, in accordance with standard patent practice) to (a) ensure that patent coverage will protect Codiak Platform Research Know-How, the Loaded Construct Research Know-How, and the Sarepta Payload Research Know-How and (b) maximize the patent term of all Codiak Owned Research Patent Rights, Sarepta Owned Research Patent Rights, and Jointly Owned Research Patent Rights. Without limiting the foregoing, [***]. In furtherance of the foregoing, the Parties will, and will cause their Affiliates to, cooperate and implement reasonable patent filing and prosecution strategies (including filing divisionals, continuations, or otherwise) so that Loaded Construct Research Patent Rights, Sarepta Payload Research Patent Rights, and Codiak Platform Research Patent Rights are pursued in mutually exclusive patent applications.

6.2.6.

Common Interest Agreement. With regard to any information or opinions disclosed following the Effective Date pursuant to this Agreement, by one Party to the other Party, regarding the Prosecution of Patent Rights, in each case, under this Agreement (collectively, “Common Interest IP”), the Parties agree that, as of the Effective Date, they have a common legal interest in determining the ownership, scope, validity or enforceability of such Common Interest IP, and whether, and to what extent, Third Party intellectual property rights may affect the conduct of the activities conducted pursuant to this Agreement, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Development, Manufacturing, Commercialization, and other Exploitation conducted pursuant to this Agreement. Accordingly, the Parties agree that all such information and materials obtained by the Parties from each other in connection with the matters described above, including legally privileged documents, information, factual materials, mental impressions, memoranda, and client communications, whether oral or written (“Exchanged Materials”), will be used for purposes of the Parties’ common legal interests with respect to the conduct of activities pursuant to this Agreement. “Exchanged Materials” include information developed by a Party’s counsel in the course of any litigations, patent proceedings, investigations, evaluations, or analyses pertaining to actual or prospective Common Interest IP or otherwise in connection with the matters described above. Any records or materials prepared by a Party that contain or reveal any Exchanged Materials disclosed to such Party by the other Party, will be subject to the same obligations as the Exchanged Materials. The Parties acknowledge and agree that, as of the time that any Exchanged Materials are disclosed by a Party to the other Party following the Effective Date pursuant to this

Agreement, (a) the Parties share a common legal interest with respect to the Exchanged Materials and the disclosure and use of such Exchanged Materials, (b) the common legal interests of the Parties will be furthered by the Parties’ disclosure of such Exchanged Materials with one another in accordance with this Section 6.2.6 (Common Interest Agreement), (c) all such Exchanged Materials will be treated as protected by the attorney-client privilege, the attorney work product privilege, and any other privilege or immunity that may otherwise be applicable, and (d) such disclosures of Exchanged Materials will not be deemed to create any waiver or implied waiver or limitation of any privilege or immunity that may apply to such Exchanged Materials. By sharing any such Exchanged Materials, neither Party intends to waive or limit any privilege or immunity that may apply to the Exchanged Materials. Neither Party will have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor will the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against the other Party.

6.3.	Patent Enforcement.

6.3.1.

Notification. Each Party will promptly notify the other in the event of any actual or suspected infringement of any Sarepta Owned Research Patent Right, Codiak Owned Research Patent Right, or Jointly Owned Research Patent Right (an “Infringement”). Each Party will provide any available evidence of such Infringement with such notification.

6.3.2.	Right to Enforce Sarepta Research Patent Rights. During the Term, [***]will have the sole right, but not the obligation, to initiate [***].

6.3.3.	Right to Enforce Codiak Research Patent Rights and Jointly Owned Research Patent Rights. During the Term, Codiak will have the sole right, but not the obligation, to initiate [***].

6.3.4.

Collaboration. Each Party will provide to the enforcing Party reasonable assistance in the enforcement action brought under this Section 6.3 (Patent Enforcement), at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action. During the Term, the enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts and will reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court. The non-enforcing Party will be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party will at all times cooperate fully with the enforcing Party. The enforcing Party will not settle any claim, suit, or action that is brought under this Section 6.3 (Patent Enforcement) in any manner that would limit the rights of the other Party (including under a Sarepta Option) or impose any obligation on the other Party, without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned, or delayed).

6.3.5.

Expenses and Recoveries. Except as expressly provided otherwise in this Section 6.3 (Patent Enforcement), the enforcing Party bringing a claim, suit, or action under this Section 6.3 (Patent Enforcement) will be solely responsible for any expenses incurred by such Party as a result of such claim, suit, or action. If such Party recovers monetary damages in such claim, suit, or action, then such recovery will be allocated [***].

6.4.	Defense of Third Party Claims.

6.4.1.

Claims Related to Research Activities. Codiak will promptly inform Sarepta in writing if Codiak receives written notice, or otherwise becomes aware, of alleged infringement, misappropriation, or other violation of a Third Party’s Intellectual Property based upon Codiak’s performance of its Research Activities hereunder. Sarepta will promptly inform Codiak in writing if Sarepta receives written notice, or otherwise becomes aware, of alleged infringement, misappropriation, or other violation of a Third Party’s Intellectual Property based upon Sarepta’s performance of its Research Activities hereunder. [***]. Codiak will keep Sarepta advised of all material developments in the conduct of any proceedings in defending any such claim of alleged infringement, misappropriation, or other violation and Sarepta will reasonably cooperate with Codiak in the conduct of such defense. In no event may Codiak settle any such infringement, misappropriation, or other violation claim in a manner that would limit the rights of Sarepta (including under a Sarepta Option) or impose any obligation on Sarepta, in each case, without Sarepta’s prior written consent, which consent will not be unreasonably withheld, delayed, or conditioned.

6.5.

CREATE Act/35 USC §102(c). Notwithstanding any provision to the contrary in this Article 6 (Intellectual Property), neither Party will have the right to make an election under the CREATE Act/35 USC §102(c) when exercising its rights under this Article 6 (Intellectual Property) without the prior written consent of the other Party. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings, or other activities in support thereof, including, as needed, the filing of terminal disclaimers. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act/35 USC §102(c).

7.	Exclusive Collaboration Option.

7.1.

Option Grant. Subject to the terms and conditions of this Agreement, Codiak, on behalf of itself and its Affiliates, hereby grants to Sarepta and its Affiliates, on a Research Target-by-Research Target basis, an exclusive option to obtain the exclusive license as set forth in the Collaboration Agreement Term Sheet for Exosome therapeutics directed to one or more Research Targets selected by Sarepta in the Field in the Territory (the “Sarepta Option”). Sarepta may exercise the Sarepta Option with respect to one or more Research Targets during the Option Term in accordance with Section 7.4 (Option Exercise; Execution of Collaboration Agreement).

7.2.

Replacement of Research Targets. During the Term with respect to a Research Target, Sarepta will have the right (but not the obligation) to replace any Research Target for which Sarepta has not provided an Option Exercise Notice with a Replacement Target by providing notice thereof to Codiak. Each such notice will identify the Replacement Target and the Research Target that such Replacement Target will replace. Following receipt of such notice, such Replacement Target will become a “Research Target” hereunder and such replaced Research Target will no longer be considered a “Research Target” hereunder.

7.3.

Extension of Option Term. In the event that the Parties have not completed the Research Activities set forth in the then-current Research Plan prior to the [***] anniversary of the Effective Date, then the Option Term will automatically be extended for one additional [***] period.

7.4.

Option Exercise; Execution of Collaboration Agreement. Sarepta or its Affiliate may exercise a Sarepta Option, on a Research Target-by-Research Target basis, at any time during the Option Term by providing to Codiak written notice of exercise thereof (each an “Option Exercise Notice”). Each Option Exercise Notice will specify the Research Target or Research Targets for which Sarepta has decided to exercise a Sarepta Option. Following receipt of an Option Exercise Notice, the Parties will have an additional period of [***] (the “Negotiation Period”) to negotiate in good faith the terms of a definitive agreement pursuant to which Codiak will grant to Sarepta the exclusive license set forth in the Collaboration Agreement Term Sheet for Exosome therapeutics directed to the Research Targets for which Sarepta has exercised a Sarepta Option and which definitive agreement will otherwise include the terms and conditions set forth in the Collaboration Agreement Term Sheet and such other reasonable terms and conditions as are customary in agreements of such type (the “Collaboration Agreement”). However, if the Parties have already entered into a Collaboration Agreement for any Research Target at the time Sarepta exercises the Sarepta Option for an additional Research Target in accordance with this Agreement, then, unless otherwise agreed by the Parties, the Collaboration Agreement will be automatically amended to include the applicable additional Research Target in accordance with Section 7.6 (Subsequent Option Exercise Notices) without any change to the other terms and conditions of the Collaboration Agreement.

7.5.

Arbitration for Failure to Agree. If the Parties cannot reach agreement on the terms of the Collaboration Agreement prior to the expiration of the Negotiation Period, then the final terms and conditions of the Collaboration Agreement will be determined through binding arbitration as follows:

7.5.1.

Arbitration Drafts. Each Party will (a) prepare a draft of the Collaboration Agreement (which draft will be consistent with the terms set forth in the Collaboration Agreement Term Sheet), to be used in such arbitration proceeding (each a “Collaboration Agreement Arbitration Draft”) and (b) submit its Collaboration Agreement Arbitration Draft to the other Party within [***] following the expiration of the Negotiation Period. Within [***] following the last Party’s submission of its Collaboration Agreement Arbitration Draft to the other Party, the Parties will meet and determine whether they agree to enter into either Party’s Collaboration Agreement Arbitration Draft, or a modified version of either, as the Collaboration Agreement.

7.5.2.

Arbitration Notice. If the Parties are unable to agree on the terms of the Collaboration Agreement within the [***] period set forth in Section 7.5.1 (Arbitration Drafts), then either Party may submit to the other Party written notice of its election to determine the terms of the Collaboration Agreement through binding arbitration (an “Arbitration Notice”) and Arbitrators will be appointed in accordance with the provisions of Section 7.5.3 (Selection of Arbitrators).

7.5.3.

Selection of Arbitrators. The determination of the terms and conditions of the Collaboration Agreement will be resolved by final and binding arbitration before a panel of three arbitrators (the “Arbitrators”), with each arbitrator having not less than 10 years of experience in the biotechnology or pharmaceutical industry and subject matter expertise with respect to the matter subject to arbitration. Any Arbitrator chosen hereunder will have educational training and industry experience sufficient to demonstrate a reasonable level of industry knowledge relevant to the selection of the Collaboration Agreement Arbitration Draft and will not have previously been engaged by either Party. Each Party will promptly select one Arbitrator no later than [***] after receipt of the Arbitration Notice. The Arbitrators chosen by each Party will choose the third Arbitrator no later than [***] after the date on which the last of the Arbitrators chosen by the Parties was selected.

7.5.4.

Selection of Collaboration Agreement Arbitration Draft. Within [***] following the appointment of such three Arbitrators, each Party will submit its Collaboration Agreement Arbitration Draft to the Arbitrators. For clarity, the Collaboration Agreement Arbitration Draft submitted to the Arbitrators by each Party must be identical to the Collaboration Agreement Arbitration Draft previously submitted to the other Party in accordance with Section 7.5.1 (Arbitration Drafts). The Arbitrators will be instructed to select one of the Parties’ Collaboration Agreement Arbitration Drafts within [***] following the receipt of the latter of such Collaboration Agreement Arbitration Drafts and to select the draft that they determine to contain the most fair, balanced, and customary terms (in addition to reflecting the terms set forth in the Collaboration Agreement Term Sheet set forth on Schedule 1.42). The Arbitrators will agree to comply with such [***] time limit before accepting appointment. The authority of the Arbitrators will be limited to selecting only one or the other of the Collaboration Agreement Arbitration Drafts submitted by the Parties. The selection by the Arbitrators of one Party’s Collaboration Agreement Arbitration Draft will be binding and conclusive upon both Parties and their Affiliates, such Collaboration Agreement Arbitration Draft will be the applicable Collaboration Agreement, and the Parties will execute the same within [***] of the Arbitrators’ decision.

7.5.5.	Responsibility for Costs of Arbitration. Each Party will bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding, except [***].

7.6.

Subsequent Option Exercise Notices. If the Parties have executed the Collaboration Agreement with respect to the one or more Research Targets at the time Sarepta exercises the Sarepta Option with respect to an additional Research Target in accordance with this Agreement, then the Parties will memorialize the automatic extension of the Collaboration Agreement to include such additional Research Target in the scope of the Collaboration Agreement by executing an amendment to such Collaboration Agreement.

7.7.

Termination of Options. On a Sarepta Option-by-Sarepta Option basis and Research Target-by-Research Target or Replacement Target-by-Replacement Target basis, if (a) Sarepta does not deliver to Codiak an Option Exercise Notice for a particular Research Target (including a Replacement Target) during the Option Term, or (b) Sarepta elects, in its sole discretion, to deliver written notice to Codiak to terminate (i) a Sarepta Option with respect to such Research Target prior to the expiration of the Option Term or (ii) this Agreement with respect to a Replacement Target, then, in each case ((a) and (b)), (A) the Sarepta Option with respect to such Research Target will expire, (B) the Option Term and the Term of this Agreement will each expire with respect to such Research Target or Replacement Target, as applicable, effective as of the date of expiration or such written notice (as applicable), (C) each Party’s rights and obligations under this Agreement (including the exclusivity set forth in Section 5.7.1 (Exclusivity Obligations)) with respect to such Research Target or Replacement Target, as applicable, will terminate effective as of the date of such written notice, and (D) the effects of termination set forth in Section 11.4 (Effects of Termination), as applicable, will apply to such Research Target or Replacement Target, as applicable.

8.	Financial Terms.

8.1.

Upfront Payment. Sarepta will pay Codiak a non-refundable, non-creditable, one-time payment of $7,000,000 no later than 10 days after Sarepta’s receipt of an invoice therefor from Codiak (the “Upfront Payment”). Codiak may submit an invoice for the Upfront Payment to Sarepta on the Effective Date or at any time thereafter.

8.2.

Research Prepayment. Sarepta will pay Codiak a non-refundable one-time payment of $3,000,000 as prepaid funding for the Research Activities (the “Research Prepayment”), which Research Prepayment will be credited against the Reimbursable Research Costs owed by Sarepta to Codiak as set forth in Section 2.11 (Research Costs). Sarepta will pay the Research Prepayment no later than [***] after receipt of an invoice therefor from Codiak. Codiak may submit an invoice for the Research Prepayment to Sarepta on the Effective Date or at any time thereafter.

8.3.

Option Exercise Fees. No later than [***] following execution of the Collaboration Agreement (or an amendment thereto as set forth under Section 7.6 (Subsequent Option Exercise Notices)) with respect to [***] Research Targets following Sarepta’s exercise of the Sarepta Option with respect thereto and Sarepta’s receipt of a corresponding invoice therefor from Codiak, Sarepta will pay to Codiak a payment of $12,500,000 per Research Target for which Sarepta exercises a Sarepta Option (for each Research Target, an “Option Exercise Fee”). If Sarepta exercises the Sarepta Option for all five Research Targets and the Parties execute the Collaboration Agreement (or one or more amendments thereto) for all five Research Targets, then the maximum total due for all Option Exercise Fees would be $62,500,000.

8.4.

Invoicing and Payment. All amounts payable and calculations under this Agreement will be in Dollars. Each payment to be made to Codiak under this Agreement will be made by bank wire transfer in immediately available funds to such bank account as may be designated in writing by Codiak from time to time. Except as otherwise set forth herein, for all payments to be made by Sarepta to Codiak hereunder, Codiak will provide to Sarepta an invoice for such payment obligation. Sarepta will pay an undisputed invoices no later than [***] after receipt of such invoice from Codiak.

8.5.

Taxes. Each Party will be liable for any and all taxes, duties, and other levies applied by a Governmental Authority of any country or territory on payments made to such Party by the other Party under this Agreement. In the event that any payments due to a Party are subject to any taxes, duties, levies, imposts, assessments, deductions, fees, or other similar charges required by Applicable Laws to be paid to a Governmental Authority (“Withholding Taxes”), the paying Party may deduct the amount of such Withholding Taxes from the applicable payment otherwise payable to the other Party. In such event, the paying Party will, on a timely basis, notify the other Party of such obligation, pay the taxes to the proper taxing authority and send evidence of the payment of such obligation to the other Party following that payment. Any amount of Withholding Taxes withheld and remitted by a paying Party to a relevant Governmental Authority constitutes payment to the other Party in satisfaction of the paying Party’s obligations under this Article 8 (Financial Terms), as if the amount were paid directly to the other Party. For clarity, in the event that any payment due to a Party is subject to such Withholding Tax, the paying Party will not have any obligation to pay to such Party any amount exceeding the amount of such payment minus the amount of such Withholding Tax. Each Party will use reasonable efforts to assist the other Party in claiming exemptions from, or reductions in, such deductions or withholdings as permitted by Applicable Laws, including under any treaty in effect. The paying Party will be responsible for withholding and remitting Withholding Taxes to Governmental Authorities in accordance with this Section 8.5 (Taxes) and Applicable Laws. In the event that a Governmental Authority retroactively determines that a payment made by a Party to the other Party pursuant to this Agreement should have been subject to Withholding Taxes, and the paying Party remits such Withholding Taxes to the Governmental Authority, the paying Party will have the right (A) to offset such amount, including any interest and penalties that may be imposed thereon (except to the extent any such interest or penalties result from the negligence of the paying Party), against future payment obligations of the paying Party under this Agreement, or (B) to invoice the other Party for such amount (which will be payable by the other Party within [***] following its receipt of such invoice). Notwithstanding anything else in this Section 8.5 (Taxes), if Sarepta assigns this Agreement to any Person, or redomiciles, and if, as a result of such action, Withholding Taxes with respect to payments under this Agreement arise or increase, then any applicable payments will be increased to take into account such Withholding Taxes as may be necessary so that, after making all required withholdings and deductions, Codiak receives an amount equal to the sum it would have received had no such new or increased withholding been made, provided that, if Codiak is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, such Withholding Tax, then Codiak will use best efforts to deliver to the appropriate Governmental Authority or the other Party the prescribed forms necessary to reduce the applicable rate of withholding, relieve Sarepta or its assignee of its obligation to withhold tax, or recover any amount of tax withheld, and, in such case, Sarepta or its assignee may apply the reduced rate of withholding, or not withhold, as the case may be.

8.6.

Records and Audit. Each Party will maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount of Reimbursable Research Costs and Manufacturing Costs subject to reimbursement. Upon reasonable prior notice, such records will be available during regular business hours for a period of three years from the creation of individual records for examination by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party pursuant to this Agreement. Such audits may occur no more often than once each Calendar Year and will be limited to the pertinent books and records for any Calendar Year ending [***] before the date of the request. Such auditor will not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments to or by the audited Party under this Agreement. Any amounts shown to be owed but unpaid, or overpaid and in need of a refund, will be paid or refunded (as the case may be) within [***] after the accountant’s report. The auditing Party will bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in the financial report provided by the audited Party for the audited period, which overpayment to or underpayment by the audited Party is more than the greater of (i) [***] of the amount set forth in such report and (ii) [***], in which case the audited Party will reimburse the auditing Party for the costs for such audit. The audit rights in this Section 8.6 (Records and Audit) will survive the Term for three years following the effective date of any termination or expiration of this Agreement.

9.	Confidentiality; Publication.

9.1.

Confidential Information. As used herein, the term “Confidential Information” includes the terms of this Agreement, Inventions, the Deliverables, and any technical, scientific, business or other information that may be disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including any information that is disclosed by or on behalf of the Disclosing Party or any of its Affiliates or otherwise made available to the Receiving Party or any of its Affiliates or permitted recipients, including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement or the Evaluation Agreement, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form. Additionally, Confidential Information includes:

9.1.1.

the terms and conditions of this Agreement, which will be considered Confidential Information of both Parties and kept confidential by each of the Parties in accordance with this Article 9 (Confidentiality; Publication);

9.1.2.	the identities of the Research Targets and Replacement Targets, which will be considered the Confidential Information of Sarepta;

9.1.3.	all Codiak Licensed Technology, other than Jointly Owned Research Technology, and Codiak Owned Research Technology, which will be considered the Confidential Information of Codiak;

9.1.4.	all Sarepta Licensed Technology, other than Jointly Owned Research Technology, and Sarepta Owned Research Technology, which will be considered the Confidential Information of Sarepta; and

9.1.5.	without limiting each Party’s rights under Article 6 (Intellectual Property), all Jointly Owned Research Technology, which will be considered the Confidential Information of both Parties.

9.2.

Duty of Confidence. The Receiving Party will (a) hold in confidence the Confidential Information of the Disclosing Party and refrain from disclosing the Confidential Information of the Disclosing Party to any Third Party without the express written consent of the Disclosing Party, (b) will safeguard the other Party’s Confidential Information using at least the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a reasonable degree of care), and (c) not use the Confidential Information of the Disclosing Party for any purpose other than as expressly permitted under this Agreement. Without limiting the foregoing, neither Party will use the other Party’s Confidential Information for any purpose other than performing the Research Activities, its obligations under this Agreement or as otherwise expressly permitted under this Agreement, and will permit only those employees who have a need to know the other Party’s Confidential Information and who are similarly bound by confidentiality, non-disclosure and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement to access such Confidential Information. Notwithstanding any provision to the contrary set forth in this Agreement, each Party may disclose the other Party’s Confidential Information to consultants, advisors, collaborators, Subcontractors, and sublicensees who have a need to know such information in order to perform obligations or exercise rights under this Agreement. The Receiving Party will use diligent efforts to cause the foregoing Persons to comply with the restrictions on use and disclosure set forth in this Section 9.2 (Duty of Confidence), and will be responsible for ensuring that such Persons maintain the Disclosing Party’s Confidential Information in accordance with this Article 9 (Confidentiality; Publication). The Receiving Party’s obligations under this Article 9 (Confidentiality; Publication) will continue throughout the Term and for five years following the termination or expiration of this Agreement. The Confidentiality Agreement by and between Codiak and Sarepta dated January 24, 2019 (the “Confidentiality Agreement”) and the confidentiality and non-use provisions of the Evaluation Agreement are hereby superseded and replaced by this Agreement, and all information disclosed pursuant to such Confidentiality Agreement and Evaluation Agreement prior to the Effective Date will be protected and governed by this Article 9 (Confidentiality; Publication). Each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

9.3.

Exceptions. Information will not be Confidential Information of such Disclosing Party, and the confidentiality and non-use obligations set forth in Section 9.1 (Confidential Information) and Section 9.2 (Duty of Confidence) will not apply to such information, to the extent that the Receiving Party can demonstrate through competent evidence that such information:

9.3.1.	was lawfully known by the Receiving Party without restriction prior to disclosure under this Agreement;

9.3.2.	was lawfully disclosed to the Receiving Party by a third party without an obligation of confidentiality;

9.3.3.	entered the public domain through means other than an unauthorized disclosure or other breach of this Agreement, the Evaluation Agreement, or the Confidentiality Agreement by the Receiving Party; or

9.3.4.	was independently developed by the Receiving Party without knowledge or use of or access to Confidential Information disclosed by the Disclosing Party under this Agreement.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.4.

Authorized Disclosures. In addition to the exceptions contained in Section 9.2 (Duty of Confidence) and Section 9.3 (Exceptions), a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent that such disclosure is reasonably necessary in the following instances:

9.4.1.

solely with respect to Research Results that are the Confidential Information of the other Party, the prosecution and maintenance of any Sarepta Owned Research Patent Rights, Codiak Owned Research Patent Rights, or Jointly Owned Research Patent Rights, in each case, as contemplated by this Agreement;

9.4.2.

disclosure of the existence and applicable terms of this Agreement and the status and results of the Research Activities (other than (i) with respect to disclosures by Sarepta, Codiak Platform Research Know-How, (ii) with respect to disclosures by Codiak, Sarepta Payload Research Know-How, or (iii) with respect to disclosures by either Party, the Jointly Owned Research Know-How) to actual or bona fide potential investors, acquirors, sublicensees, lenders, and other financial or commercial partners, and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, sublicense, debt transaction or collaboration; provided that, in each such case, (a) such Persons are bound by obligations of confidentiality, non-disclosure, and non-use at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure, and (b) that any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

9.4.3.

to the extent such Confidential Information is required to be produced under Applicable Law (including in connection with any filing with the United States Securities and Exchange Commission or any other Governmental Authority) or the rules of any securities exchange; provided that, to the extent permitted under Applicable Law, in such case the

Receiving Party will (a) promptly notify the Disclosing Party in writing of the existence, terms, and circumstances of such required disclosure; (b) allow the Disclosing Party to offer its objections to the production of the applicable Confidential Information; (c) cooperate with the Disclosing Party to take legally available steps to limit such disclosure; (d) disclose only those portions of Confidential Information that the Receiving Party is, in the opinion of its counsel, legally obligated to disclose; and (e) seek confidential treatment for all Confidential Information so disclosed; or

9.4.4.

to prosecute or defend litigation so long as there is [***] prior written notice given by the Receiving Party before filing, and to enforce Patent Rights in connection with the Receiving Party’s rights and obligations pursuant to this Agreement; provided that a protective order or similar measures are sought by the Receiving Party with respect to the Confidential Information to be disclosed, to the extent reasonably possible.

9.5.

No Publication. Neither Party may publish, present, or otherwise disclose any Research Results or other data or results generated by either Party under the Research Plan for any purpose during the Term; provided that each Party may file and Prosecute patent applications using Research Results and other data and results generated by a Party under the Research Plan in accordance with this Agreement. Publication rights of the Parties in the event that Sarepta exercises a Sarepta Option pursuant to Article 7 (Exclusive Collaboration Option) will be addressed in the Collaboration Agreement.

9.6.

Announcements. Following the execution of this Agreement, each Party will have the right to issue a press release or make a public announcement relating to this Agreement or the Research Activities with the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned, or delayed. The Parties agree that after a press release (including any initial press release) or other public announcement has been reviewed and approved by the other Party under this Section 9.6 (Announcement), each Party may make subsequent public disclosures of the information contained in such press release or other public announcement without the further approval of the other Party, so long as the information in such press release or other public announcement remains true, correct and the most current information with respect to the subject matters set forth therein. Notwithstanding anything to the contrary set forth in this Agreement, each Party may issue a press release or public announcement as required, in the reasonable judgment of such Party, by Applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.

9.7.

Use of Name in Announcements. Neither Party will use the name, trade name, service marks, trademarks, trade, dress or logos of the other Party (or any of its Affiliates) in press releases, advertising, public announcement, or any other publication, without the other Party’s prior written consent in each instance.

9.8.

Residual Knowledge. Each Party agrees that the Receiving Party will not be liable for the use by any of its or its Affiliates’ officers, directors, employees, or agents of specific Confidential Information of the Disclosing Party that is retained in the unaided memory of such officer, director, employee, or agent; provided that: (a) such officer, director, employee or agent is authorized to have had access to such Confidential Information (i.e., had a need to know), and such officer, director, employee, or agent is not aware that such Confidential Information is the confidential information of the Disclosing Party at the time of such use, despite the Receiving Party taking reasonable steps to notify such officer, director, employee, or agent of the confidential nature of the Disclosing Party’s Confidential Information; and (b) nothing in this Section 9.8 (Residual Knowledge) is intended to grant, and this Section 9.8 (Residual Knowledge) will not be deemed to grant, the Receiving Party, its Affiliates, or its officers, directors, employees, and agents (i) a right to disclose the Disclosing Party’s Confidential Information, or (ii) a license under any Patent Rights, Know-How, or other intellectual property right of the Disclosing Party; and (c) such officer, director, employee, or agent has not been directed to or otherwise intentionally memorized or retained such Confidential Information for use outside this Agreement.

10.	Representations, Warranties, and Covenants.

10.1.	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

10.1.1.	Good Standing. Each Party is duly organized, validly existing, and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization;

10.1.2.

Corporate Power and Authority. Each Party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.3.

Binding Obligation. This Agreement has been duly executed and delivered on behalf of each Party, and constitutes a legal, valid and binding obligation, enforceable against each Party in accordance with the terms hereof; and

10.1.4.

No Conflict. The execution, delivery, and performance of this Agreement by each Party will not constitute a default under or conflict with any agreement, instrument or understanding to which either entity is a party or by which either entity is bound, or violate any Applicable Law of any Governmental Authority or administrative or other agency having jurisdiction over either Party.

10.2.	Additional Representations and Warranties of Codiak. Codiak hereby represents and warrants to Sarepta, as of the Effective Date, that:

10.2.1.	Right to Grant Licenses. Codiak has the full right, power, and authority to grant all of the licenses, option rights and other rights granted to Sarepta under this Agreement.

10.2.2.

Absence of Liens. Except as set forth on Schedule 10.2.2, Codiak’s rights, title, and interests in and to all the Codiak Licensed Technology are free of any lien, encumbrance, charge, security interest, or mortgage, or liability. All liens, encumbrances, charges, security interests, or mortgages listed on Schedule 10.2.2 grant security interests that are subject to Sarepta’s interests under this Agreement.

10.2.3.

Prior Grants. Codiak has not previously assigned, transferred, conveyed, or granted any license or other rights under the Codiak Licensed Technology that would conflict with or limit the scope of any of the rights, options or licenses granted to Sarepta hereunder.

10.2.4.

Third Party Obligations. Except as set forth on Schedule 10.2.4, Codiak is not a party to any agreement with a Third Party under which Codiak has obligations to such Third Party with respect to the use of the Codiak Licensed Technology licensed to Sarepta hereunder. Codiak has provided to Sarepta copies of all agreements listed on Schedule 10.2.4.

10.2.5.

Title to Codiak Technology. (a) Schedule 10.2.5 sets forth a complete and accurate list of all Patent Rights existing as of the Effective Date that are Controlled by Codiak or any of its Affiliates and that Cover the Codiak Licensed Know-How or are otherwise necessary or reasonably useful to perform the Research Activities as contemplated in the Research Plan as of the Effective Date; (b) Codiak Controls and will Control throughout the Term all Patent Rights listed on Schedule 10.2.5; and (c) except as otherwise noted on Schedule 10.2.5, Codiak exclusively owns all rights, title, and interests in and to such Patent Rights, and where Codiak does not exclusively own any such Patent Right, Schedule 10.2.5 identifies the Third Party that Controls such Patent Right and the agreement pursuant to which Codiak Controls such Patent Right.

10.2.6.

Absence of Claims and Proceedings. Neither Codiak nor its Affiliates have received written notice of any claim, demand, proceedings, investigation, or other legal action of any nature pending or threatened (in a writing delivered to Codiak) by any Regulatory Authority or Third Party with respect to any Codiak Licensed Technology, or any facility where Codiak Materials are Manufactured, and there is no judgement or settlement against or owed by Codiak or its Affiliates related to any Codiak Licensed Technology or Codiak Materials. Other than as set forth on footnote 1 of Schedule 10.2.5, there are no claims, judgments, or settlements against or owed by Codiak or any of its Affiliates, nor any pending reissue, reexamination, inter partes review, interference, protest, opposition, nullity, or similar invalidity proceeding with respect to any Codiak Licensed Patent Rights, and neither Codiak nor any of its Affiliates have received written notice as of the Effective Date of any threatened claims, litigation, challenges or any reissue, reexamination, inter partes review, interference, opposition, or similar proceedings seeking to invalidate or otherwise challenge the ownership, scope, duration, validity, enforceability, priority, or right to use any Codiak Licensed Patent Rights.

10.2.7.

Conception of Codiak Licensed Technology. To the knowledge of Codiak, the conception, development, and reduction to practice of any of the Codiak Licensed Technology have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

10.2.8.

Status of Codiak Patent Rights. (a) all Codiak Licensed Patent Rights are being diligently prosecuted in the respective patent offices in accordance with Applicable Law, and the inventors thereof and parties prosecuting such applications have complied in all material respects with their duty of candor and disclosure to the U.S. Patent and Trademark Office and other foreign patent offices in connection with such applications; (b) the inventorship of the Codiak Licensed Patent Rights is properly identified on each issued patent within the Codiak Licensed Patent Rights and Codiak has no knowledge of any disputes with respect to inventorship of any Codiak Licensed Patent Rights; and (c) all fees required to be paid by Codiak in any jurisdiction in order to maintain the Codiak Licensed Patent Rights have been timely paid in full for the Codiak Licensed Patent Rights such that the Codiak Licensed Patent Rights are subsisting and in good standing.

10.2.9.

Assignment of Inventions. To the extent permissible under Applicable Law, (a) all employees, agents, advisors, consultants, contractors or other representatives of Codiak or its Affiliates performing activities under this Agreement are under an obligation to assign all rights, title, and interests in and to their Inventions and other Know-How, whether or not patentable, and intellectual property therein, to Codiak or its Affiliates as the sole owner thereof; (b) Sarepta will have no obligation to contribute to any remuneration of any inventor employed or previously employed by Codiak or any of its Affiliates in respect of any such Inventions and other Know-How and intellectual property therein that are so assigned to Codiak or its Affiliate; and (c) Codiak will pay all such remuneration due to such Inventions and other Know-How and intellectual property rights therein.

10.2.10.

Trade Secrets. Codiak and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Codiak Licensed Know-How that constitute trade secrets under Applicable Law (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Codiak Licensed Know-How) and, to Codiak’s knowledge, such Codiak Licensed Know-How has not been used, disclosed to, or discovered by any Third Party except pursuant to such confidentiality agreements and there has not been a breach by any party to such confidentiality agreements.

10.2.11.

Bayh-Dole Act. The Codiak Licensed Technology has not been created pursuant to, and is not subject to, any funding agreement with any Governmental Authority or any Third Party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Law.

10.2.12.

Infringement of Third Party Intellectual Property. To the knowledge of Codiak and except as disclosed by Codiak to Sarepta on May 8, 2020 and June 16, 2020, the Development, Manufacture, Commercialization, or other exploitation of the Codiak Materials, in each case, by either Party as contemplated under this Agreement, does not and will not infringe, misappropriate, or otherwise violate any intellectual property of any Third Party. There is no pending litigation, or litigation that has been threatened in writing, that alleges, or any written communication received by Codiak or any of its Affiliates alleging, that Codiak’s practice of the Codiak Licensed Technology or use of the Codiak Materials prior to the Effective Date has infringed, misappropriated, or otherwise violated the intellectual property of any Third Party.

10.2.13.

Authority to Use Codiak Licensed Technology. There is no claim or demand of any Person asserted to Codiak or any of its Affiliates that challenges the rights of Codiak to use or license any of the Codiak Licensed Technology.

10.2.14.

Manufacturing Process. To the knowledge of Codiak, the process that Codiak is using to Manufacture the Codiak Materials does not require the use of any Third Party Intellectual Property that is not readily commercially available or to which Codiak does not have a transferable license.

10.2.15.

Manufacturing Agreements. Codiak has provided to Sarepta true, complete, and correct (redacted) copies of all agreements relating to the Manufacture or supply of the Codiak Materials and components thereof that are in effect as of the Effective Date (excluding any agreements for the purchase of ordinary course components or materials acquired by purchase order or without a supply agreement).

10.2.16.	Infringement by Third Parties. To the knowledge of Codiak, no Third Party is infringing or misappropriating the Codiak Licensed Technology in the Territory.

10.2.17.

Upstream Licenses. The Upstream Licenses set forth on Schedule 1.158 constitute all agreements pursuant to which Codiak or its Affiliates Control any Know-How or Patent Rights that are necessary or reasonably useful to perform any Research Activities or, to the knowledge of Codiak, Exploit the Codiak Materials (based on licenses or other rights granted to Codiak by such Third Party). Codiak nor any of its Affiliates is in breach of an existing Upstream License, nor have they received or given any written notice of default or termination under any existing Upstream License. To the knowledge of Codiak, Codiak and its Affiliates have not performed or omitted to perform any act that would provide a right to terminate any Upstream License.

10.2.18.

No Investigations. There are no investigations, inquiries, actions, or other proceedings pending before or, to the knowledge of Codiak, threatened by any Regulatory Authority or other Governmental Authority in the Territory with respect to any Codiak Materials arising from any violation of Applicable Law by Codiak, its Affiliates, or a Third Party acting on its or their behalf, and Codiak has not received notice threatening any such investigation, inquiry, action, or other proceeding.

10.2.19.

Development and Manufacture of Codiak Materials. Codiak and its Affiliates have conducted, and to Codiak’s knowledge their respective contractors and consultants have conducted, prior to the Effective Date, all Development and Manufacture of the Codiak Materials and all components thereof in accordance with all Applicable Laws, including as applicable GLP, GCP, and GMP and any applicable anti-corruption or anti-bribery laws or regulations of any Governmental Authority with jurisdiction over such Exploitation. To Codiak’s knowledge, Codiak and its Affiliates did not use in any capacity in connection with the Exploitation of the Codiak Materials any Person that had been debarred pursuant to Section 306 of the FD&C Act, as amended, or that was the subject of a conviction described in such section.

10.2.20.

Disclosure of Scientific Facts. Except as disclosed in writing to Sarepta prior to the Effective Date, to Codiak’s knowledge, there are no specific safety, efficacy, or regulatory issues that would preclude Sarepta or Codiak from Exploiting an exosome therapeutic product incorporating the Codiak Materials in the Territory in compliance with Applicable Law.

10.2.21.

Diligence. Codiak has provided Sarepta with the opportunity to review all written material data (or reasonable summaries thereof) in Codiak’s possession that relates to and is material to the Parties’ rights and anticipated activities under this Agreement (as such rights and activities are understood as of the Effective Date), has not intentionally failed to furnish Sarepta with any information requested by Sarepta, and has not intentionally concealed from Sarepta any information in its possession, including information relating to the Codiak Licensed Technology or Codiak Proprietary Platform, in each case, that Codiak reasonably believes would be material to Sarepta’s decision to enter into this Agreement and undertake the commitments and obligations set forth herein.

10.3.	Additional Representations and Warranties of Sarepta. Sarepta hereby represents and warrants to Codiak, as of the Effective Date, that:

10.3.1.	Right to Grant Licenses. Sarepta has the full right, power, and authority to grant all of the licenses and other rights granted to Codiak under this Agreement.

10.3.2.

Absence of Claims and Proceedings. Neither Sarepta nor its Affiliates have received written notice of any claim, demand, proceedings, investigation, or other legal action of any nature pending or threatened (in a writing delivered to Sarepta) by any Regulatory Authority or Third Party with respect to use of any Sarepta Materials, or any facility where Sarepta Materials are Manufactured, and there is no judgment or settlement against or owed by Sarepta or its Affiliates related to any Sarepta Materials.

10.3.3.

Conception of Sarepta Licensed Technology. To the knowledge of Sarepta, the conception, development, and reduction to practice of any of the Sarepta Licensed Technology have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

10.3.4.

Assignment of Inventions. To the extent permissible under Applicable Law, (a) all employees, agents, advisors, consultants, contractors or other representatives of Sarepta or its Affiliates performing activities under this Agreement are under an obligation to assign all rights, title, and interests in and to their Inventions and other Know-How, whether or not patentable, and intellectual property therein, to Sarepta or its Affiliates as the sole owner thereof; (b) Codiak will have no obligation to contribute to any remuneration of any inventor employed or previously employed by Sarepta or any of its Affiliates in respect of any such Inventions and other Know-How and intellectual property therein that are so assigned to Sarepta or its Affiliate; and (c) Sarepta will pay all such remuneration due to such Inventions and other Know-How and intellectual property rights therein.

10.3.5.

Infringement of Third Party Intellectual Property. There is no pending litigation, or litigation that has been threatened in writing, that alleges, or any written communication received by Sarepta or any of its Affiliates alleging, that Sarepta’s practice of the Sarepta Licensed Technology prior to the Effective Date has infringed, misappropriated, or otherwise violated the intellectual property of any Third Party.

10.4.

Non-Contravention. During the Term, neither Party, nor its Affiliates, will grant any right to any Third Party that would conflict with this Agreement or with the rights granted by it to the other Party hereunder. Without limiting the foregoing, (a) Codiak will not sell, license or otherwise transfer any Codiak Licensed Technology in any manner that is inconsistent with Sarepta’s exclusive rights under the Sarepta Option and (b) Codiak will not amend any term of any agreement listed on Schedule 10.2.4 in a manner that adversely affects Sarepta’s rights and licenses under this Agreement, including the Sarepta Options.

10.5.	Adequate Resources. Each Party will maintain sufficient resources to perform the activities for which it is responsible under this Agreement in accordance herewith.

10.6.

Compliance with Upstream Licenses. Codiak will comply with each Upstream License to which it is a party and will not, without the prior written consent of Sarepta, breach or otherwise take any action that would permit such other party thereunder to terminate such Upstream License or otherwise adversely affect the rights granted to Sarepta under this Agreement, including any Sarepta Option.

10.7.

Compliance with Laws. Each Party will comply with all Applicable Laws and other legal requirements applicable to such Party in the performance of activities under this Agreement and the performance of the activities hereunder.

10.8.

Confidentiality. All employees of each Party and its Affiliates and Subcontractors working under this Agreement will be bound by appropriate confidentiality provisions at least as protective as those contained in Article 9 (Confidentiality; Publication).

10.9.

Debarment. Neither Sarepta, Codiak, nor any of their Affiliates, agents, or employees have (a) been listed by any federal or state agency as excluded, debarred, suspended, or otherwise ineligible to participate in any Federal Health Care Program, as such term is defined in 42 U.S.C. § 1320a – 7b(f); or (b) been convicted of any crime relating to any Federal Health Care Program. Each Party will promptly notify the other Party in writing in the event that such Party or any of its personnel, is listed by a federal or state agency as excluded, debarred, suspended or otherwise ineligible to participate in any Federal Health Care Program or is convicted of any crime relating to any such program. In such event, the other Party will have the right to terminate this Agreement immediately upon providing written notice of such termination to such Party.

10.10.

DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES OR GIVES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, RELATING TO THE RESEARCH ACTIVITIES OR RESULTS OR OTHER DELIVERABLES HEREUNDER, OR AS TO THE ACHIEVEMENT OF ANY PARTICULAR RESULTS OR OUTCOMES.

11.	Term and Termination.

11.1.

Term. The term of this Agreement will begin on the Effective Date and, unless earlier terminated in accordance with its terms, will expire on the earliest of (a) the expiration of the Option Term with respect to all Research Targets without Sarepta providing any Option Exercise Notice and (b) the end of the Negotiation and Arbitration Period for all Research Targets for which Sarepta has provided an Option Exercise Notice during the Option Term (the “Term”).

11.2.

Termination for Convenience. Sarepta may terminate this Agreement, on a Research Target-by-Research Target basis or Replacement Target-by-Replacement Target basis, or in its entirety, for any reason or no reason at any time upon 60 days’ prior written notice to Codiak.

11.3.	Termination for Cause.

11.3.1.

Material Breach. Either Party (the “Non-Breaching Party”) may terminate this Agreement, effective upon written notice to the other Party, if the other Party (the “Breaching Party”) materially breaches this Agreement and fails to cure such breach within [***] after receiving written notice thereof, provided that if such breach cannot be cured within such [***] period, then such termination will not be effective if such breach has been cured within [***] after such notice if the Breaching Party commences actions to cure such default within such [***] period.

11.3.2.

Insolvency. A Party may terminate this Agreement, effective upon written notice to the other Party, in the event of (a) the bankruptcy or dissolution of the other Party; (b) the other Party making a general assignment for the benefit of its creditors; or (c) the appointment of a trustee, conservator, receiver, or similar fiduciary for the other Party or substantially all of the assets of the other Party as a result of the other Party’s insolvency.

11.3.3.

Disputes Regarding Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, then the Breaching Party that disputes whether there has been a material breach may contest the allegation in accordance with the dispute resolution terms of this Agreement, and the applicable cure period will toll upon the initiation of such dispute resolution procedures. If, as a result of such dispute resolution process, it is finally determined pursuant to the dispute resolution terms of this Agreement that the Breaching Party committed a material breach of this Agreement, then the applicable cure period will resume and unless such alleged breach was cured during the pendency of such cure period (once resumed), this Agreement will terminate effective as of the expiration of such cure period. This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and all cure periods. Any such dispute resolution proceeding will not suspend any obligations of either Party hereunder and each Party will use reasonable efforts to mitigate any damages. Any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute will be promptly refunded if it is determined pursuant to the dispute resolution terms of this Agreement that such payments are to be refunded by one Party to the other Party. If, as a result of such dispute resolution proceeding, it is determined that the Breaching Party did not commit such material breach (or such material breach was cured in accordance with Section 11.3.1 (Material Breach)), then no termination of this Agreement will be effective, and this Agreement will continue in full force and effect.

11.4.

Effects of Termination. Upon termination of this Agreement with respect to any Research Target (including replacement of such Research Target with a Replacement Target) or Replacement Target, or in its entirety (a) by Sarepta pursuant to Section 11.2 (Termination for Convenience), (b) by either Party pursuant to Section 11.3 (Termination for Cause) or (c) through expiration of the Term under Section 11.1 (Term):

11.4.1.

Termination of Options. If this Agreement is terminated in its entirety, then all Sarepta Options granted under this Agreement will terminate. If this Agreement is terminated with respect to any Research Target, then the Sarepta Option for such Research Target will terminate.

11.4.2.

Termination of License. If this Agreement is terminated in its entirety, then the licenses granted under this Agreement will terminate. If this Agreement is terminated with respect to a Research Target, then such license will terminate only with respect to such Research Target.

11.4.3.

Termination of Rights and Obligations. Except as set forth in this Section 11.4 (Effects of Termination) or Section 11.5 (Survival), as of the effective date of such termination all rights and obligations of the Parties (a) under this Agreement will terminate if this Agreement is terminated in its entirety, (b) with respect to the applicable Research Target will terminate, if this Agreement is terminated with respect to such Research Target, or (c) with respect to the applicable Replacement Target will terminate, if this Agreement is terminated with respect to such Replacement Target.

11.4.4.

Return or Destruction of Confidential Information. Promptly after expiration or termination of this Agreement in its entirety without Sarepta having exercised any Sarepta Option, each Receiving Party will return to the Disclosing Party or destroy, at the Disclosing Party’s election, all Confidential Information of the Disclosing Party that is in the possession or control of the Receiving Party related to this Agreement. Nothing in this Agreement will prevent a Party retaining any records as required by Applicable Law.

11.4.5.

Return or Destruction of Materials. Promptly after expiration or termination of this Agreement in its entirety without Sarepta having exercised any Sarepta Option, (a) Sarepta will, at Codiak’s request, destroy any remaining unused Codiak Materials or Loaded Constructs in its possession and provide Codiak with written evidence of such destruction or return to Codiak, at Codiak’s cost, any unused Codiak Materials and (b) Codiak will, at Sarepta’s request, destroy any remaining unused Sarepta Materials or Loaded Constructs in its possession and provide Sarepta with written evidence of such destruction or return to Sarepta, at Sarepta’s cost, any unused Sarepta Materials. Nothing in this Agreement will prevent either Party from retaining any records as required by Applicable Law.

11.4.6.

Ability to Publish. In the event of expiration of this Agreement or termination of this Agreement by Sarepta pursuant to Section 11.2 (Termination for Convenience) or by Codiak pursuant to Section 11.3 (Termination for Cause), notwithstanding any provision to the contrary set forth in this Agreement, Codiak may, in its sole discretion, publish or present any Research Results that relate solely to the Codiak Proprietary Platform and do not relate to any Sarepta Materials, provided that, in all cases, Sarepta will have the right to review all proposed publications or presentations prior to submission of such publication or presentation to ensure that such publication or presentation does not disclose any Confidential Information of Sarepta; provided further that Sarepta shall have [***] to conduct such review.

11.4.7.

Payment of Unavoidable Costs. In the event of termination of this Agreement by Sarepta pursuant to Section 11.2 (Termination for Convenience) or by Codiak pursuant to Section 11.3 (Termination for Cause), Sarepta will pay Codiak the amount of any financial commitments incurred by Codiak prior to termination in accordance with the Research Budget that exceed amounts paid by Sarepta to Codiak hereunder prior to such termination and that cannot be canceled; provided that Sarepta will only be responsible for paying FTE Costs (as pro-rated in accordance with the applicable Research Budget) and Out-of-Pocket Costs until 30 days after the effective date of such termination. Upon receipt of notice of termination of this Agreement, Codiak will promptly terminate any outstanding commitments and avoid incurring any further costs under the applicable Research Plan. No later than [***] after the effective date of termination or expiration of this Agreement, unless another period is agreed to in writing by the Parties, Codiak may provide an invoice in respect of the final payment due and payable pursuant to the Research Budget in accordance with this Section 11.4.7 (Payment of Unavoidable Costs). Sarepta will pay all such amounts in accordance with the invoicing and payment provisions of Section 8.4 (Invoicing and Payment). Notwithstanding anything to the contrary set forth in this Agreement, it is understood that, in no event will the funds payable to Codiak exceed the Research Budget plus the then-applicable Allowable Overruns. In addition, within [***] after such effective date of termination, Codiak will provide Sarepta with a final accounting for the applicable Research Budget(s). If the final accounting indicates an amount is due to Codiak, then Sarepta will make such final payment in accordance with the invoicing and payment provisions of Section 8.4 (Invoicing and Payment). If the final accounting indicates an overpayment by Sarepta, then Codiak will refund such overpayment to Sarepta within [***] of the final accounting by wire transfer or electronic funds transfer in immediately available funds to an account designated by Sarepta in writing.

11.4.8.

Execution of Collaboration Agreement. In the event that the Term expires and the Parties have entered into the Collaboration Agreement with respect to one or more Research Targets, then the terms of the Collaboration Agreement will control with respect to such Research Targets and the subject matter set forth therein.

11.5.

Survival. Termination or expiration of this Agreement will not affect the rights and obligations of the Parties accrued prior to termination or expiration hereof. The provisions of Section 1 (Definitions), Section 2.6.1 (Records) (for the time period set forth therein), Section 5.2.2 (License Grant to Codiak Exosome Platform Research Technology), Section 5.3 (No Implied Licenses), Section 5.6 (Reserved Rights), Section 6.1 (Ownership of Research Technology (except for Section 6.1.7 (Disclosure of Inventions)), Section 7.7 (Termination of Options), Section 8.6 (Records and Audit) (for the time period set forth therein) Section 9 (Confidentiality; Publication), Section 11.4 (Effects of Termination), Section 11.5 (Survival), Section 12 (Indemnification, Liability, Insurance) (except for Section 12.6 (Insurance)) and Section 13 (General Provisions) will survive such termination.

12.	Indemnification, Liability, Insurance.

12.1.

Indemnification by Codiak. Codiak will indemnify, defend, and hold harmless Sarepta and its Affiliates, and each of their respective directors, officers, employees, and agents (collectively “Sarepta Indemnitees”), from and against all losses, liabilities, damages, and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), to the extent resulting from any claims, demands, actions, or other proceedings by any Third Party arising out of:

12.1.1.	the conduct of the Codiak Research Activities by or on behalf of Codiak (including by an Affiliate or Subcontractor of Codiak);

12.1.2.	the breach of any representation, warranty, or covenant under this Agreement by or on behalf of Codiak or any of its Affiliates;

12.1.3.

any claim that the use of the Codiak Materials by either Party or its respective Affiliates in accordance with this Agreement and in connection with the Research Activities infringes, misappropriates, or otherwise violates any Intellectual Property owned or Controlled by such Third Party; or

12.1.4.	the gross negligence, recklessness, or wrongful intentional acts or omissions of any Codiak Indemnitees in the course of performing activities under this Agreement;

except, in each case (Section 12.1.1 through Section 12.1.4), to the extent such Liabilities arise from any Third Party claim for which Sarepta is responsible for indemnifying Codiak pursuant to Section 12.2 (Indemnification by Sarepta), as to which Liabilities each Party will indemnify the other to the extent of their respective liability.

12.2.

Indemnification by Sarepta. Sarepta will indemnify, defend, and hold harmless Codiak and its Affiliates and each of their respective directors, officers, employees, and agents (collectively “Codiak Indemnitees”), from and against all Liabilities to the extent resulting from any claims, demands, actions, or other proceedings by any Third Party arising out of:

12.2.1.	the conduct of the Sarepta Research Activities by or on behalf of Sarepta (including by an Affiliate or Subcontractor of Sarepta);

12.2.2.	the breach of any representation, warranty, or covenant under this Agreement by or on behalf of Sarepta or any of its Affiliates;

12.2.3.

any claim that the use of the Sarepta Materials by either Party or its respective Affiliates in accordance with this Agreement and in connection with the Research Activities infringes, misappropriates, or otherwise violates any Intellectual Property owned or Controlled by such Third Party;

12.2.4.

any claim brought against Codiak or its Affiliates by the Third Party licensor under one of Sarepta’s Upstream Licenses alleging that the performance of the Research Activities infringes, misappropriates or otherwise violates the Intellectual Property owned or Controlled by such Third Party licensor; or

12.2.5.	the gross negligence, recklessness, or wrongful intentional acts or omissions of any Sarepta Indemnitees in the course of performing activities under this Agreement except, in each case (Section 12.2.1 through Section 12.2.5), to the extent such Liabilities arise from any Third Party claim for which Codiak is responsible for indemnifying Sarepta pursuant to Section 12.1 (Indemnification by Codiak), as to which Liabilities each Party will indemnify the other to the extent of their respective liability.

12.3.	Indemnification Procedure.

12.3.1.

Notice. If either Party is seeking indemnification under Section 12.1 (Indemnification by Codiak) or Section 12.2 (Indemnification by Sarepta) (the “Indemnified Party”), then it will promptly inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Third Party claim, provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) such delay or failure is prejudicial to or otherwise adversely affects the Indemnifying Party.

12.3.2.

Control. The Indemnifying Party will have the right, exercisable by notice to the Indemnified Party within [***] after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party claim, to assume the direction and control of the defense, litigation, settlement, appeal, or other disposition of any such claim for which it is obligated to indemnify the Indemnified Party (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party claim, the Indemnified Party will cooperate with the Indemnifying Party, and will cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the claim, including by furnishing such records, information, and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party claim within [***] after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to participate (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the other Party.

12.3.3.

Settlement. Notwithstanding any provision to the contrary in this Agreement, the Indemnifying Party will not enter into any settlement, consent judgment, or other voluntary final disposition of any claim subject to indemnification hereunder that has an adverse effect on the rights of any Indemnified Party hereunder or on the Codiak Licensed Technology or Sarepta Licensed Technology, or admits any wrongdoing or fault by any Sarepta Indemnitees or Codiak Indemnitees, or imposes on any Sarepta Indemnitees or Codiak Indemnitees any payment or other liability, without the prior written consent of such Indemnified Party.

12.4.

Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 12 (Indemnification, Liability, Insurance). Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

12.5.

LIMITATION OF LIABILITY. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY SET FORTH IN THIS AGREEMENT, NEITHER PARTY, THEIR DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS, WILL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING INCIDENTAL DAMAGES, ECONOMIC DAMAGES, OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN INFORMED, SHOULD HAVE KNOWN OR IN FACT KNEW OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THIS SECTION 12.5 (LIMITATION OF LIABILITY) WILL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 12.1 (INDEMNIFICATION BY CODIAK) OR SECTION 12.2 (INDEMNIFICATION BY SAREPTA) OR ANY BREACH OF SECTION 5.7 (EXCLUSIVITY) OR ARTICLE 9 (CONFIDENTIALITY; PUBLICATION).

12.6.

Insurance. Each Party will procure and maintain, during the Term, commercial general liability insurance, including product liability insurance, with minimum “A-” Best rated insurance carriers to cover its activities under this Agreement as is (a) normal and customary in the pharmaceutical industry for similarly situated parties (with, in any event, limits of not less than $5,000,000 per occurrence and in the aggregate) and (b) otherwise required by Applicable Laws. Each Party will provide the other Party with evidence of such insurance by furnishing a certificate of insurance upon request. It is understood that such insurance will not be construed to create a limit of either Party’s liability, including with respect to its indemnification obligations under this Article 12 (Indemnification; Liability; Insurance). Notwithstanding the foregoing, each Party may self-insure to the extent that it self-insures for its other activities.

13.	General Provisions.

13.1.

Assignment. No rights hereunder may be assigned by either Party, directly or by merger or other operation of law, without the express written consent of the other Party; provided that either Party may assign this Agreement to an Affiliate or in connection with a merger, acquisition, change of control, or sale of all or substantially all of its stock or assets to which this Agreement relates without any such written consent being required so long as the assignee is bound to the terms of this Agreement. Any prohibited assignment of this Agreement or the rights hereunder will be null and void. No assignment will relieve either Party of responsibility for the performance of any obligations which accrued prior to such assignment.

13.2.

Performance by Affiliates. Either Party may exercise its rights and perform its obligations under this Agreement directly or through one or more of its Affiliates and each Party’s Affiliates will have the benefit of all rights (including all licenses) of such Party under this Agreement. Accordingly, in this Agreement “Sarepta” will be interpreted to mean “Sarepta or its Affiliates” and “Codiak” will be interpreted to mean “Codiak or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to the applicable Party in this Agreement (but not the right to enforce this Agreement against the other Party). Each Party will remain responsible hereunder for the acts and omissions of its respective Affiliates hereunder, and any breach of the terms or conditions of this Agreement by an Affiliate in the performance of such Party’s obligations hereunder will be deemed a breach of this Agreement by such Party.

13.3.

Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, or quarantines (“Force Majeure”) and for so long as such failure or delay continues to be caused by or result from such Force Majeure event. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder due to any such Force Majeure circumstances affecting such Party. The affected Party will notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances. If the Force Majeure circumstance continues, then the affected Party will update such notice to the other Party on a bi-weekly basis, or more frequently if requested by the other Party, to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume. In any event, if a Party’s failure to perform its obligations under this Agreement as a result of a Force Majeure event continues for longer than [***], then the other Party may terminate this Agreement by providing written notice to the Party affected by the Force Majeure event.

13.4.

Amendments. No change, modification, addition, or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by authorized officers of the Parties to this Agreement.

13.5.

Waiver. A waiver by either Party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

13.6.

Enforceability. If any provision of this Agreement will be found by a court of competent jurisdiction to be void, invalid, or unenforceable, then the same will be reformed to comply with Applicable Law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

13.7.

Relationship between the Parties. Nothing herein will be deemed to establish a relationship of principal and agent between Codiak and Sarepta, nor any of their agents or employees, nor will this Agreement be construed as creating any form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties or their permitted assigns any benefits, rights, or remedies.

13.8.

Notices. All communications hereunder will be in writing, by electronic mail or by confirmed fax, and will be deemed to have been duly given (a) upon personal delivery, (b) upon deposit with a recognized courier with next-day delivery instructions, or (c) one Business Day after sending, if sent by electronic mail and no delivery failure notification has been received:

If to Codiak:

Codiak BioSciences, Inc.

35 CambridgePark Dr., Suite 500

Cambridge, MA 02140

Attention: [***]

Email: [***]

With a copy (which will not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, CA 92130

Attention: [***]

Email: [***]

If to Sarepta:

Sarepta Therapeutics

215 First Street, Suite 415

Cambridge, MA 02142 USA

Attention: [***]

Email: [***]

With a copy (which will not constitute notice) to:

Ropes & Gray LLP

Prudential Tower 800 Boylston Street

Boston, MA 02199

Attention: [***]

Email: [***]

13.9.	Dispute Resolution.

13.9.1.

Exclusive Dispute Resolution Mechanism. The Parties agree that, except as expressly set forth in this Agreement, the procedures set forth in this Section 13.9 (Dispute Resolution) will be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties arising out of or relating to this Agreement (whether based on contract, tort or otherwise) (each, a “Dispute,” and collectively, the “Disputes”). For the avoidance of doubt, this Section 13.9 (Dispute Resolution) will not apply with respect to resolution of any decision that is within the authority of the JRC.

13.9.2.

Resolution by Executive Officers. Except as otherwise provided in this Section 13.9.2 (Resolution by Executive Officers) or as provided in Section 13.9.5 (Preliminary Injunctions), in the event of any Dispute regarding the construction or interpretation of this Agreement, or the rights, duties, or liabilities of either Party hereunder, the Parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within [***], either Party may, by written notice to the other Party, refer the Dispute to the Executive Officer of the other Party for attempted resolution by good faith negotiation [***] after such notice is received. Each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved under this Section 13.9.2 (Resolution by Executive Officers) or Section 13.9.6 (Patent and Trademark Disputes) in accordance with Section 13.9.3 (Litigation; Governing Law; Jurisdiction).

13.9.3.

Litigation; Governing Law; Jurisdiction. Any unresolved Dispute that was subject to Section 13.9.2 (Resolution by Executive Officers), will be brought exclusively in a court of competent jurisdiction, federal or state, located in Boston, MA, and in no other jurisdiction, and each Party consents and agrees to the personal jurisdiction of any such court with subject matter jurisdiction in any action arising from such Dispute. Each Party hereby irrevocably waives any claim that such court lacks jurisdiction over such Party or constitutes an inconvenient or improper forum. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach, or termination hereof, and any remedies relating thereto, will be construed, governed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, United States of America, without regard to its conflict of laws principles. The Parties hereby agree that any final judgment rendered by any such federal or state court of the Commonwealth of Massachusetts in any action or proceeding involving any Dispute, from which no appeal can be or is taken, may be enforced by the prevailing Party in any court of competent jurisdiction.

13.9.4.

Waiver of Jury Trial. Each Party hereby jointly and severally waives any and all right to trial by jury in any action or proceeding relating to this Agreement or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. Each of the Parties represents that this waiver is knowingly, willingly, and voluntarily given.

13.9.5.

Preliminary Injunctions. Notwithstanding any provision to the contrary set forth in this Agreement, in the event of an actual or threatened breach of a Party’s obligations under this Agreement, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

13.9.6.

Patent and Trademark Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Rights or trademark relating to a licensed or created under this Agreement will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent Rights or trademark rights were granted or arose.

13.9.7.

Payment Tolling. During the pendency of any dispute resolution proceeding between the Parties under this Section 13.9 (Dispute Resolution) regarding the obligation to make any payment under this Agreement from one Party to the other Party (in whole or in part), the obligation to make such payment (solely with respect to any disputed amounts) will be tolled until the final outcome of such dispute has been established.

13.9.8.

Confidentiality. Any and all activities conducted under this Section 13.9 (Dispute Resolution), including any and all proceedings and decisions hereunder, will be deemed Confidential Information of each of the Parties, and will be subject to Article 9 (Confidentiality; Publication), to the extent applicable and in accordance with Applicable Law.

13.10.

Further Assurances. From time to time after the Effective Date, each Party will execute, acknowledge, and deliver to each other any further documents, assurances, and other matters, and will take any other action consistent with the terms and conditions of this Agreement, that may reasonably be requested by a Party and necessary or desirable to carry out the purpose of this Agreement.

13.11.

Non-Solicitation. Each Party agrees that, during the Term and for a period of [***] thereafter, it will not, directly or indirectly, solicit to employ or engage as an independent contractor any current employee of the other Party or its Affiliates who has been involved in the performance of the Research Activities. Notwithstanding the foregoing, the following solicitations will not be prohibited: (a) solicitations by independent contractors of a Party or its Affiliates, so long as they are not specifically directed by such Party to solicit such individuals; (b) solicitations initiated through general advertisements and general circulation materials not directly targeted at such individuals; and (c) solicitations of such individuals who have first contacted such Party on their own initiative, directly or through Third Party recruiters, regarding employment, or engagement as an independent contractor.

13.12.

Entire Agreement. This Agreement, including the Schedules and exhibits hereto embody the entire understanding between the Parties relating to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. This Agreement may not be varied except by a written document signed by duly authorized representatives of both Parties.

13.13.

Interpretation. Except where the context expressly requires otherwise: (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (c) the word “will” will be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (e) any reference herein to any Person will be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections, Schedules, or Exhibits will be construed to refer to Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals, and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties, or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging); (j) references to any specific law, rule or regulation, article, Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

13.14.

Construction. This Agreement has been prepared, examined, negotiated, and revised by each Party and their respective attorneys, and no implication will be drawn and no provision will be construed against any Party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

13.15.

Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together will be regarded as one and the same instrument. Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereby execute this Agreement as of the date first written above.

SAREPTA Sarepta Therapeutics, Inc.	CODIAK Codiak BioSciences, Inc.

By:	/s/ Douglas S. Ingram	By:	/s/ Douglas E. Williams

Name:	Douglas S. Ingram	Name:	Douglas E. Williams
Title:	President and CEO	Title:	CEO

[Signature Page to Research License and Option Agreement]

Schedule 1.42

Collaboration Agreement Term Sheet

[***]

Schedule 1.158

Upstream Licenses

[***]

Schedule 2.2

Initial Research Plan

[***]

Schedule 2.11.3

Research Costs Reporting Format

[***]

Schedule 2.12

Additional Research Report Requirements

[***]

Schedule 10.2.2

Liens

[***]

Schedule 10.2.4

Third Party Obligations

[***]

Schedule 10.2.5

Codiak Licensed Patent Rights

Updated June 16, 2020

[***]